Exhibit 10.15

Industrial Lease

Oakcreek Business Park

Milpitas, California

AMB Property, L.P., a Delaware limited partnership,

as Landlord,

and

Sigma Designs, Inc., a California corporation,

as Tenant

i

	12.4	Effectiveness of Transfer and Continuing Obligations	12
	12.5	Recapture	12
	12.6	Transfer Premium	12
	12.7	Waiver	12
	12.8	Special Transfer Prohibitions	13
	12.9	Affiliates	13
	12.10	Sharing Occupancy	13

13.	Default; Remedies		13
	13.1	Default	13
	13.2	Remedies	14
	13.3	Late Charges	15

14.	Condemnation		15

15.	Estoppel Certificate and Financial Statements		16
	15.1	Estoppel Certificate	16
	15.2	Financial Statement	16

16.	Additional Covenants and Provisions		16
	16.1	Severability	16
	16.2	Interest on Past-Due Obligations	16
	16.3	Time of Essence	16
	16.4	Landlord Liability	16
	16.5	No Prior or Other Agreements	16
	16.6	Notice Requirements	16
	16.7	Date of Notice	17
	16.8	Waivers	17
	16.9	Holdover	17
	16.10	Cumulative Remedies	17
	16.11	Binding Effect: Choice of Law	17
	16.12	Landlord	17
	16.13	Attorneys’ Fees and Other Costs	17
	16.14	Landlord’s Access; Showing Premises; Repairs	17
	16.15	Signs	17
	16.16	Termination; Merger	18
	16.17	Quiet Possession	18
	16.18	Subordination; Attornment; Non-Disturbance	18
	16.19	Rules and Regulations	18
	16.20	Security Measures	18
	16.21	Reservations	18
	16.22	Conflict	19
	16.23	Offer	19
	16.24	Amendments	19
	16.25	Multiple Parties	19
	16.26	Authority	19
	16.27	Recordation	19
	16.28	Confidentiality	19
	16.29	Landlord Renovations	19
	16.30	Waiver of Jury Trial	19
	16.31	Back-Up Generator	19
	16.32	Satellite Dish	20

ii

Glossary

The following terms in the Lease are defined in the paragraphs opposite the terms.

Term	Defined in Paragraph
Additional Rent	4.1
Applicable Requirements	6.3
Assign	12.1
Base Rent	1.4
Basic Provisions	1
Building	1.2
Building Operating Expenses	4.2(b)
Code	12.8
Commencement Date	1.3
Commencement Date Certificate	3.3
Common Areas	2.2
Common Area Operating Expenses	4.2(b)
Condemnation	14
Default	13.1
Expiration Date	1.3
HVAC	4.2(a)(x)
Hazardous Substance	6.2
Indemnity	8.5
Industrial Center	1.2
Landlord	1.1
Landlord Entities	6.2(c)
Lease	1.1
Lenders	6.4
Mortgage	16.18
Operating Expenses	4.2
Party/Parties	1.1
Permitted Use	1.8
Premises	1.2
Prevailing Party	16.13
Real Property Taxes	10.2
Rent	4.1
Reportable Use	6.2
Requesting Party	15
Responding Party	15
Rules and Regulations	2.4, 16.19
Security Deposit	1.7, 5
Taxes	10.2
Tenant	1.1
Tenant Acts	9.2
Tenant’s Entity	6.2(c)
Tenant’s Share	1.5
Term	1.3
Use	6.1

iii

AMB Property Corporation

Industrial Lease

1. Basic Provisions (“Basic Provisions”).

1.1 Parties. This Lease (“Lease”) dated February 22, 2007 (“Lease Date”), is made by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”) and Sigma Designs, Inc., a California corporation (“Tenant”) (collectively, the “Parties” or individually, a “Party”).

1.2 Premises. The premises (“Premises”), which are the subject of this Lease, are located in the industrial center commonly known as the Oakcreek Business Park (the “Industrial Center”). The Premises are all of the building (“Building”) identified on Exhibit A, consisting of approximately 65,664 square feet and commonly known as 1778 McCarthy Boulevard, Milpitas, California.

Since the Premises are all of the Building, there shall, for purposes of this Lease, be no distinction between the words “Premises” or “Building.” Tenant shall have nonexclusive rights to the Common Areas (as defined in Paragraph 2.2 below) but shall not have any rights to the roof or exterior walls (except as otherwise expressly provided in this Lease) or to any other buildings in the Industrial Center. The Industrial Center consists of the Premises, the Building, the Common Areas, the land upon which they are located, and all other buildings and improvements within the boundaries of the Industrial Center.

1.3 Term. Sixty-three (63) months (“Term”) commencing on the earlier of (i) June 30, 2007, and (ii) the date Tenant commences the conduct of its business in the Premises (it being understood that the construction of the Tenant Improvements and the performance of Tenant’s other fit-up work in the Premises shall not constitute the conduct of Tenant’s business) (“Commencement Date”) and ending September 30, 2012 (“Expiration Date”). If the Commencement Date or Rent Commencement Date (as defined in Section 4.1) (as applicable) shall be on a day other than the first day of a month, the Term of this Lease shall be extended equal to the number of days required such that the Term expires on the last day of the last month of the Term.

1.4 Base Rent. Base Monthly Rent (“Base Rent”) shall be payable as follows:

Months	Monthly Base Rent
Commencement Date through the end of the third full calendar month following the Commencement Date	$0.00
Months 4 – 12	$41,696.64
Months 13 – 24	$44,979.84
Months 25 – 36	$48,263.04
Months 37 – 48	$51,546.24
Months 49 – 63	$54,829.44

1.5 Tenant’s Share of Operating Expenses (“Tenant’s Share”).

(a)	Common Area Operating Expenses	100%
(b)	Building Operating Expenses	100%

Tenant shall commence paying Operating Expenses as of the Commencement Date.

1.6 Tenant’s Estimated Monthly Rent Payment. Following is the estimated monthly Rent payment to Landlord pursuant to the provisions of this Lease. This estimate is made at the inception of the Lease and is subject to adjustment pursuant to the provisions of this Lease. The Estimated Total Monthly Payment, set forth below, shall be paid upon the execution of this Lease for the first month of the Lease Term.

(a)	Base Rent (Paragraph 4.1)	$41,696.64
(b)	Operating Expenses (Paragraph 4.2, excluding Real Property Taxes and Landlord Insurance)	$5,251.52
(c)	Landlord Insurance (Paragraph 8.3)	$1,312.88
(d)	Real Property Taxes (Paragraph 10)	$9,190.16

	Estimated Total Monthly Payment	$57,451.20

1.7 Security Deposit. $70,567.30 (“Security Deposit”).

1.8 Permitted Use (“Permitted Use”). Office, administrative, sales, research and development, and distribution functions, but only to the extent permitted by the City in which the Premises are located and all agencies and governmental authorities having jurisdiction of the Premises.

1.9 Guarantor. None

1.10 Addenda. Attached hereto are the following Addenda, all of which constitute a part of this Lease:

(a)	Addendum 1: Inducement Recapture
(b)	Addendum 2: Option to Extend

1.11 Exhibits. Attached hereto are the following Exhibits, all of which constitute a part of this Lease:

Exhibit A:	Description of Premises.
Exhibit B:	Commencement Date Certificate.
Exhibit C:	Tenant Move-in and Lease Renewal Environmental Questionnaire
Exhibit D:	Move Out Standards
Exhibit E:	Rules and Regulations
Exhibit F:	Tenant Improvements

1.12 Address for Rent Payments. All amounts payable by Tenant to Landlord shall, until further notice from Landlord, be paid to Landlord at the following address:

AMB Property, L.P.

c/o AMB Property Corporation

P.O. Box 6156

Hicksville, NY 11802-6156

1.13 Brokers. Tenant represents that it has not dealt with any real estate brokers or agents other than CPS representing Landlord and The Staubach Company representing Tenant (collectively the “Brokers”). The Brokers shall receive commissions payable by Landlord pursuant to a separate listing agreement with Landlord.

2. Premises and Common Areas.

2.1 Letting. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises upon all of the terms, covenants, and conditions, set forth in this Lease. Any statement of square footage set forth in this Lease or that may have been used in calculating Base Rent and/or Operating Expenses is an approximation which Landlord and Tenant agree is reasonable, and the Base Rent and Tenant’s Share based thereon is not subject to revision whether or not the actual square footage is more or less. Tenant accepts the Premises in its present “As-Is” condition, state of repair and operating order, except as may be set forth in a Tenant Improvement Agreement entered into or attached as part of this Lease, and subject to Landlord’s repair and maintenance obligations under this Lease; provided, Landlord shall deliver the Premises on the Lease Date with the roof, HVAC and electrical, plumbing and lighting systems in good working condition. Landlord shall repair, at its sole cost and expense, after receipt of Tenant’s written notice thereof, which notice must be delivered to Landlord within the first one hundred eighty (180) days of the Term of this Lease, any defects or deficiencies in any of the aforementioned systems serving the Premises which are not in good working order to the extent Tenant has not caused such systems to not be in good working order. If Tenant fails to timely deliver to Landlord any such written notice of the aforementioned defects or deficiencies within said 180-day period, Landlord shall have no obligation to perform any such work thereafter, except as otherwise specifically provided in this Lease.

2.2 Common Areas - Definition. “Common Areas” are all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center that are provided and designated by the Landlord from time to time for the general nonexclusive use of Landlord, Tenant, and other tenants of the Industrial Center and their respective employees, suppliers, shippers, tenants, contractors, and invitees.

2.3 Common Areas - Tenant’s Rights. Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, contractors, customers, and invitees, during the term of this Lease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Landlord under the terms hereof or under the terms of any rules and regulations or covenants, conditions, and restrictions governing the use of the Industrial Center.

2.4 Common Areas - Rules and Regulations. Landlord shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend, and enforce reasonable Rules and Regulations with respect thereto in accordance with Paragraph 16.19.

2.5 Common Area Changes. Landlord shall have the right, in Landlord’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the locations, size, shape, and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

(d) To add additional buildings and improvements to the Common Areas, in which event Tenant’s Share shall be proportionally adjusted;

(e) To use the Common Areas while engaged in making additional improvements, repairs, or alterations to the Industrial Center, or any portion thereof; and

(f) To do and perform such other acts and make such other changes in, to, or with respect to the Common Areas and Industrial Center as Landlord may, in the exercise of sound business judgment, deem to be appropriate; provided, when exercising its rights under this Section 2.5, Landlord shall use reasonable efforts not to unreasonably, materially and adversely interfere with the normal conduct of Tenant’s business within the Premises.

2.6 Parking. Tenant shall have the right to use, at no additional charge, two hundred forty seven (247) vehicle parking spaces on those portions of the Common Areas designated for parking. Landlord shall exercise reasonable efforts to ensure that such spaces are available to Tenant for its use, and Tenant may enforce Tenant’s right to use the same. Tenant shall not use more parking spaces than such number. Such parking spaces shall be used only for parking by vehicles no larger than full sized passenger automobiles, sport utility vehicles, vans, or pick-up trucks and in no event shall Tenant or any Tenant Entities park or permit any parking of vehicles overnight without Landlord’s prior approval (which approval shall not be unreasonably withheld). Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described herein, then Landlord shall have the right, upon reasonable prior notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be immediately payable as additional rent within ten (10) days after demand by Landlord. Landlord may change the number of parking spaces and configuration of the parking areas at any time, so long as such changes do not decrease the number or parking spaces available to Tenant and do not otherwise materially interfere with Tenant’s access to and use of the Premises.

3. Term.

3.1 Term. The Commencement Date, Expiration Date, and Term of this Lease are as specified in Paragraph 1.3.

3.2 Delay in Possession. Provided Tenant shall have (i) delivered to Landlord the Security Deposit and the Estimated Total Monthly Payment, (ii) delivered to Landlord any and all insurance certificates required by this Lease and (iii) executed and delivered this Lease to Landlord in a form acceptable to Landlord, on the Lease Date Landlord shall deliver possession of the Premises to Tenant for the purposes of performing the installation of the Tenant Improvements (as defined in Exhibit F), and Tenant’s telecommunications, furniture and other “fit up” work; such entry and possession shall be subject to all of the provisions of this Lease, except that in no event shall Tenant have any obligation to pay any (a) Base Rent until the Rent Commencement Date (defined below), (b) utilities until the Lease Date and (c) Operating Expenses until the Commencement Date. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Lease Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease or the obligations of Tenant hereunder. In such case (and notwithstanding anything to the contrary contained in this Lease): (i) the date upon which Tenant is obligated to pay utilities, the Commencement Date and Rent Commencement Date shall each be extended by one (1) day for each day after the Lease Date that Landlord fails to deliver possession of the Premises to Tenant, and (ii) if for any reason Landlord fails to deliver possession of the Premises to Tenant within thirty (30) days after the Lease Date, then at any time thereafter until possession of the Premises is delivered to Tenant, Tenant may terminate this Lease by written notice to Landlord, in which event, Landlord shall promptly refund to Tenant the Security Deposit and the Estimated Total Monthly Payment, and thereupon the parties shall be released from all further obligations under this Lease.

3.3 Commencement Date Certificate. At the request of Landlord, Tenant shall execute and deliver to Landlord a completed certificate (“Commencement Date Certificate”) in the form attached hereto as Exhibit B.

4. Rent.

4.1 Base Rent. Commencing the earlier of three (3) months following the Commencement Date or October 1, 2007 (“Rent Commencement Date”), Tenant shall pay to Landlord Base Rent and other monetary obligations of Tenant to Landlord under the terms of this Lease (such other monetary obligations are herein referred to as “Additional Rent”) in lawful money of the United States, without offset or deduction, in advance on or before the first day of each month. Base Rent and Additional Rent for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and Additional Rent shall be made to Landlord at its address stated herein or to such other persons or at such other addresses as Landlord may from time to time designate in writing to Tenant. Base Rent and Additional Rent are collectively referred to as “Rent.” All monetary obligations of Tenant to Landlord under the terms of this Lease are deemed to be Rent.

4.2 Operating Expenses. Commencing on the Commencement Date, Tenant shall pay to Landlord on the first day of each month during the term hereof, in addition to the Base Rent, Tenant’s Share of all Operating Expenses in accordance with the following provisions.

(a) “Operating Expenses” are all costs incurred by Landlord relating to the ownership and/or operation of the Industrial Center, Building, and Premises including, but not limited to, the following:

(i) Expenses relating to the ownership, management, maintenance, repair, replacement and/or operation of the Common Areas, including, without limitation, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, rail spurs, landscaped areas, striping, bumpers, irrigation systems, drainage systems, lighting facilities, fences and gates, exterior signs, and/or tenant directories.

(ii) Water, gas, electricity, telephone, and other utilities not paid for directly by tenants of the Industrial Center.

(iii) Trash disposal, snow removal, janitorial, security and the management and administration of any and all portions of the Industrial Center, including, without limitation, a property management fee (not to exceed an amount equal to four percent (4%) of the gross Rent under this Lease), accounting, auditing, billing, postage, salaries and benefits for clerical and supervisory employees to the extent serving the Industrial Center, whether located at the Industrial Center or off-site, payroll taxes and legal and accounting costs and all fees, licenses and permits related to the ownership, operation and management of the Industrial Center;

(iv) Real Property Taxes.

(v) Premiums and all applicable deductibles for the insurance policies maintained by Landlord under paragraph 8 below; provided, however, any deductibles for earthquake insurance shall be amortized over the greater of the remaining months in the Term or eighty four (84) months, and Tenant shall pay Tenant’s Share of such monthly amortized amount as follows: the monthly amortization shall be the sum of (a) the quotient obtained by dividing the amount of the deductible by the greater of the remaining months in the Term or eighty four (84) months, plus (b) interest on such amount at a rate equal to the lesser of ten percent (10%) per annum or the maximum annual interest rate permitted by law.

(vi) Environmental insurance programs.

(vii) Subject to Section 4.2(a)(ix) below, monthly amortization of reasonably necessary capital improvements to any portion of the Industrial Center which are not expensed by Landlord. The monthly amortization of any such capital improvement shall be the sum of the (a) quotient obtained by dividing the cost of the capital improvement by Landlord’s reasonable estimate of the number of months of useful life of such improvement plus (b) an amount equal to the cost of the capital improvement times 1/12 of the lesser of 10% or the maximum annual interest rate permitted by law.

(viii) Maintenance of the Common Areas and Building, including, but not limited to, painting, caulking, and repair and replacement of Building components, including, but not limited to, roof membrane, elevators, and fire detection and sprinkler systems.

(ix) Heating, ventilating, and air conditioning systems (“HVAC”) for the Premises the costs for which are not the sole responsibility of Tenant; provided, Landlord agrees that (a) as soon as commercially reasonable following the Lease Date, Landlord shall commence replacement of the roof membrane and the sixty (60) ton HVAC unit servicing the Premises, the cost of such items shall be amortized over a period of fifteen (15) years and Tenant shall pay Tenant’s Share of such amortized amount on a monthly basis, together with interest on such amortized amount at the fixed rate of ten percent (10%) per annum and (b) in the event during the Term or any extension thereof any other component of the HVAC system servicing the Premises requires replacement, Landlord shall perform such work and the cost thereof shall be amortized as a capital improvement as set forth in Section 4.2(a)(vii).

(b) Tenant’s Share of Operating Expenses that are not specifically attributed to the Premises or Building (“Common Area Operating Expenses”) shall be that percentage shown in Paragraph 1.5(a). Tenant’s Share of Operating Expenses that are attributable to the Building (“Building Operating Expenses”) shall be that percentage shown in Paragraph 1.5(b). Landlord, in its reasonable discretion, shall determine which Operating Expenses are Common Area Operating Expenses, Building Operating Expenses, or expenses to be entirely borne by Tenant.

(c) The inclusion of the improvements, facilities, and services set forth in Subparagraph 4.2(a) shall not impose any obligation upon Landlord either to have said improvements or facilities or to provide those services.

(d) Tenant shall pay monthly in advance, on the same day that the Base Rent is due, Tenant’s Share of the expenses set forth in Paragraph 1.6. Landlord shall deliver to Tenant within 90 days after the expiration of each calendar year a reasonably detailed statement showing Tenant’s Share of the actual expenses incurred during the preceding year. If Tenant’s estimated payments under this Paragraph 4(d) during the preceding year exceed Tenant’s Share as indicated on said statement, Tenant shall be credited (or Landlord shall promptly refund) the amount of such overpayment against Tenant’s Share of expenses next becoming due. If Tenant’s estimated payments under this Paragraph 4.2(d) during said preceding year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within 10 days after delivery by Landlord to Tenant of said statement. At any time Landlord may adjust the amount of the estimated Tenant’s Share of expenses to reflect Landlord’s estimate of such expenses for the year.

(e) Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following: (i) costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for other tenants within the Industrial Center; (ii) legal, accounting and other professional fees and costs incurred in connection with lease negotiations, the audit of any Landlord financial materials by any other tenant, the enforcement of any leases (including unlawful detainer proceedings and the collection of rents), and requests related to any assignment or sublease; (iii) leasing commissions, advertising expenses, and other costs incurred in connection with the leasing of the Industrial Center or future re-leasing of any portion of the Industrial Center; (iv) depreciation of the Building or any other improvements situated within the Industrial Center; (v) any items for which Landlord is reimbursed by any other tenant of the Industrial Center; (vi) costs of repairs or other work necessitated by fire, windstorm or other casualty (provided, any deductibles shall be an Operating Expense to the extent set forth in Section 4.2(a) above) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes; provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 7, 8 and 9 below; (vii) other than any interest charges as expressly provided for in this Lease, any interest or payments on any financing for any portion of the Industrial Center, interest and penalties incurred as a result of Landlord’s late payment of any invoice (provided that Tenant pays Tenant’s Share of expenses to Landlord when due as set forth herein), and any bad debt loss, rent loss or reserves for same; (viii) any payments under a ground lease or master lease; (ix) overhead and profit paid to subsidiaries or affiliates of the Landlord for management or other services on or to the Industrial Center for supplies or other materials to the extent the amounts incurred are in excess of those which would have been incurred if such supplies or services were obtained from unrelated third parties; (x) all voluntary contributions to any political or charitable persons or entities; (xi) costs for the acquisition of sculpture, paintings or other art objects; (xii) advertising, marketing and promotion costs; (xiii) costs associated with the operation of the corporation or other entity which constitutes the Landlord, as distinguished from costs of operation of the Industrial Center; (xiv) reserves for capital replacement; (xv) any cost (other than environmental insurance programs to the extent set forth in Paragraph 4.2(a) above) related to any Hazardous Substance (defined below) not caused to be present by Tenant or any Tenant Entity and (xvi) any costs and expenses incurred in leasing equipment or systems which would constitute a capital expenditure if such equipment were purchased (provided such costs and expenses shall be included in Operating Expenses to the extent such costs and expenses are reimbursable to Landlord pursuant to Section 4.2(a)(vii)).

(f) After delivery to Landlord of at least thirty (30) days prior written notice, Tenant, at its sole cost and expense through any accountant designated by it, shall have the right to examine and/or audit the books and records evidencing such expenses for the previous one (1) calendar year, during Landlord’s reasonable business hours but not more frequently than once during any calendar year. Tenant may not compensate any such accountant on a contingency fee basis. The results of any such audit (and any negotiations between the parties related thereto) shall be maintained strictly confidential by Tenant, its lawyers and its accounting firm and shall not be disclosed, published or otherwise disseminated to any other party other than to Landlord and its authorized agents, except as otherwise required by Applicable Requirements or court order. Landlord and Tenant each shall use its commercially reasonable efforts to cooperate in such negotiations and to promptly resolve any discrepancies between Landlord and Tenant in the accounting of such expenses.

5. Security Deposit. Tenant shall deposit with Landlord upon Tenant’s execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Tenant’s faithful performance of Tenant’s obligations under this Lease. If Tenant fails to pay Base Rent or Additional Rent or otherwise Defaults under this Lease (as defined in Paragraph 13.1), Landlord may use the Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, cost, expense, loss, or damage (including attorneys’ fees) which Landlord may suffer or incur by reason thereof. Tenant shall on demand pay Landlord the amount so used or applied so as to restore the Security Deposit to the amount set forth in Paragraph 1.7. Landlord shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Landlord shall, at the expiration or earlier termination of the Term hereof and after Tenant has vacated the Premises, return to Tenant that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to bear interest, or to be prepayment for any monies to be paid by Tenant under this Lease.

6. Use.

6.1 Permitted Use. Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8. Tenant shall not commit any nuisance, permit the emission of any objectionable noise or odor, suffer any waste, make any use of the Premises which is contrary to any law or ordinance, or which will invalidate or increase the premiums for any of Landlord’s insurance (unless Tenant pays for such increase within ten (10) days following written demand therefor). Tenant shall not service, maintain, or repair vehicles on the Premises, Building, or Common Areas. Tenant shall not store foods, pallets, drums, or any other materials outside the Premises. Tenant’s use is subject to, and at all times Tenant shall comply with any and all Applicable Requirements, defined below. Landlord reserves to itself the right, from time to time, to grant, without the consent of Tenant, such easements, rights and dedications that Landlord deems reasonably necessary, and to cause the recordation of parcel or subdivision maps and/or restrictions, so long as such easements, rights, dedications, maps and restrictions, as applicable, do not materially and adversely interfere with Tenant’s operations in the Premises. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements, rights, dedications, maps or restrictions. Tenant shall not initiate, submit an application for, or otherwise request, any land use approvals or entitlements with respect to the Premises or any other portion of the Industrial Center, including without limitation, any variance, conditional use permit or rezoning, without first obtaining Landlord’s prior written consent thereto, which consent may be given or withheld in Landlord’s sole discretion. Tenant shall be solely responsible for ensuring that the Premises, and specifically the fire protection features of the Building (including, without limitation, the sprinkler system, smoke hatches, if any, draft curtains, if any, and fire hose racks, if any) are adequate to fully meet the needs and requirements of its intended use and operation of its business within the Premises and further,

Tenant shall be solely responsible for complying with all applicable laws and specifically, the high-pile storage requirements of the City of Milpitas, California and any other applicable jurisdictions.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term, “Hazardous Substance,” as used in this Lease, shall mean any product, substance, chemical, material, or waste whose presence, nature, quantity, and/or intensity of existence, use, manufacture, disposal, transportation, spill, release, or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Landlord to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products or by-products thereof. Tenant shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Landlord and compliance in a timely manner (at Tenant’s sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration, or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on, or about the Premises of a Hazardous Substance with respect to which any Applicable Requirements require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Tenant may, without Landlord’s prior consent, but upon notice to Landlord and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Tenant in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage, or expose Landlord to any liability therefor. In addition, Landlord may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Tenant upon Tenant’s giving Landlord such additional assurances as Landlord, in its reasonable discretion, deems necessary to protect itself, the public, the Premises, and the environment against damage, contamination, injury, and/or liability therefor, including but not limited to the installation (and, at Landlord’s option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements, if appropriate).

(b) Duty to Inform Landlord. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance is located in, under, or about the Premises or the Building, Tenant shall immediately give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to such Hazardous Substance. Tenant shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

(c) Indemnification. Tenant shall indemnify, protect, defend, and hold Landlord, Landlord’s affiliates, Lenders, and the officers, directors, shareholders, partners, employees, managers, independent contractors, attorneys, and agents of the foregoing (“Landlord Entities”) and the Premises harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance on or brought onto the Premises by or for Tenant or by any of Tenant’s employees, agents, contractors, servants, visitors, suppliers, or invitees (such employees, agents, contractors, servants, visitors, suppliers, and invitees as herein collectively referred to as “Tenant Entities”). Tenant’s obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property, or the environment created or suffered by Tenant, and the cost of investigation (including consultants’ and attorneys’ fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved. Tenant’s obligations under this Paragraph 6.2(c) shall survive the Expiration Date or earlier termination of this Lease.

(d) Tenant’s Exculpation. Tenant shall neither be liable for nor otherwise obligated to Landlord under any provision of this Lease with respect to (i) any claim, remediation obligation, investigation obligation, liability, cause of action, attorney’s fees, consultants’ cost, expense or damage resulting from any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center to the extent neither caused nor otherwise permitted, directly or indirectly, by Tenant or the Tenant Entities; or (ii) the removal, investigation, monitoring or remediation of any Hazardous Substance present in, on or about the Premises, the Building or the Industrial Center caused by any source, including third parties other than Tenant and the Tenant Entities, as a result of or in connection with the acts or omissions of persons other than Tenant or the Tenant Entities; provided, however, Tenant shall be fully liable for and otherwise obligated to Landlord under the provisions of this Lease for all liabilities, costs, damages, penalties, claims, judgments, expenses (including without limitation, attorneys’ and experts’ fees and costs) and losses to the extent (a) Tenant or any of the Tenant Entities exacerbates the conditions caused by such Hazardous Substances, or (b) Tenant and/or the Tenant Entities allows or permits persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible for, to cause such Hazardous Substances to be present in, on, under, through or about any portion of the Premises, the Building or the Industrial Center, or does not take all reasonably appropriate actions to prevent such persons over which Tenant or any of the Tenant Entities has control and/or for which Tenant or any of the Tenant Entities are legally responsible from causing the presence of Hazardous Substances in, on, under, through or about any portion of the Premises, the Building or the Industrial Center.

6.3 Tenant’s Compliance with Requirements. Tenant shall, at Tenant’s sole cost and expense, fully, diligently, and in a timely manner comply with all “Applicable Requirements,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements, and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the reasonable recommendations of Landlord’s engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (a) industrial hygiene, (b) environmental conditions on, in, under, or about the Premises, including soil and groundwater conditions, and (c) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Notwithstanding the foregoing, Tenant shall have no obligation to perform any alterations or modifications to the structure of the Building or the Building Systems required by any Applicable Requirement except to the extent any such alteration or modification is necessitated by any Alteration (including without limitation, the Tenant Improvements) installed by or for Tenant or any Tenant Entity, or by the particular use of the Premises, the Building or the Industrial Center by Tenant or any Tenant Entity. Tenant shall, within fifteen (15) days after receipt of Landlord’s written request, provide Landlord with copies of all documents and information evidencing Tenant’s compliance with any Applicable Requirements, and shall immediately upon receipt notify Landlord in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint, or report pertaining to or involving failure by Tenant or the Premises to comply with any Applicable Requirements.

6.4 Inspection; Compliance with Law. In addition to Landlord’s environmental monitoring and insurance program, the cost of which is included in Operating Expenses, Landlord and the holders of any mortgages, deeds of trust, or ground leases on the Premises (“Lenders”) shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times upon reasonable advance notice and subject to Tenant’s reasonable security requirements, for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Lease and all Applicable Requirements. Landlord shall be entitled to employ experts and/or consultants in connection therewith to advise Landlord with respect to Tenant’s installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The cost and expenses of any such inspections shall be paid by the party requesting same unless a violation of Applicable Requirements exists or is imminent, or the inspection is requested or ordered by a governmental authority. Tenant shall upon request reimburse Landlord or Landlord’s Lender, as the case may be, for the costs and expenses of such inspections if a violation of Applicable Requirements by Tenant is found to exist.

6.5 Tenant Move-in Questionnaire. Prior to executing this Lease, Tenant has completed, executed and delivered to Landlord Tenant’s Move-in and Lease Renewal Environmental Questionnaire (the “Tenant Move-in Questionnaire”), a copy of which is attached hereto as Exhibit C and incorporated herein by this reference. Tenant covenants, represents and warrants to Landlord that to the best knowledge of Tenant after due inquiry and investigation, the information on the Tenant Move-in Questionnaire is true and correct and accurately describes the use(s) of Hazardous Substances which will be made and/or used on the Premises by Tenant.

7. Maintenance, Repairs, Trade Fixtures and Alterations.

7.1 Tenant’s Obligations. Subject to the provisions of Paragraph 2.1 (Letting), Paragraph 7.2 (Landlord’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Tenant shall, at Tenant’s sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition, and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Tenant and whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements, or the age of such portion of the Premises) including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, ventilating, air conditioning, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connectors if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Landlord pursuant to Paragraph 7.2 below. Except as set forth in Paragraph 4.2(a)(ix) with respect to Landlord’s obligation to perform replacements to the HVAC system, Tenant’s obligations shall include restorations, replacements, or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition, and state of repair. Tenant shall also be solely responsible for the cost of all repairs and replacements caused by the negligent acts or omissions or intentional misconduct by Tenant or Tenant’s employees, contractors, agents, guests or invitees, subject to Paragraph 8.4 concerning waiver of subrogation rights. If Tenant refuses or neglects to perform its obligations under this paragraph to the reasonable satisfaction of Landlord, Landlord may, but without obligation to do so, at any time perform the same without Landlord having any liability to Tenant for any loss or damage that may accrue to Tenant’s Property or to Tenant’s business by reason thereof. If Landlord performs any such obligations, Tenant shall pay to Landlord, as Additional Rent, Landlord’s costs and expenses incurred therefor. Upon Tenant’s written request, Tenant shall be assigned, on a non-exclusive basis, and enforce concurrently with Landlord, any warranties made or given to Landlord with respect to any of the HVAC system.

7.2 Landlord’s Obligations. Subject to the provisions of Paragraph 2.1 (Letting), Paragraph 6 (Use), Paragraph 7.1 (Tenant’s Obligations), Paragraph 9 (Damage or Destruction), and Paragraph 14 (Condemnation), Landlord, at its expense and not subject to the reimbursement requirements of Paragraph 4.2, shall maintain and repair (i) the roof structure, foundations, columns, footings, sub-flooring, and all load bearing and exterior walls of the Building, and (ii) any damage to the Premises caused by any act or omission of Landlord or Landlord Entities, Landlord’s failure to perform its obligations under this Paragraph 7. Landlord, subject to reimbursement pursuant to Paragraph 4.2, shall maintain and repair the Building roof membrane and Common Areas, and utility systems (and related pipes and conduit) within the Industrial Center which are outside of the Premises. In addition, Landlord may, in Landlord’s sole discretion, and at Tenant’s sole cost, elect to contract for all or any portion of the maintenance and repair of the HVAC systems serving the Premises.

7.3 Alterations. Tenant shall not install any signs, fixtures, improvements, nor make or permit any other alterations or additions (individually, an “Alteration”, and collectively, the “Alterations”) to the Premises without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), except for Alterations that, on a per project basis, cost less than Twenty-Five Thousand Dollars ($25,000.00) and which do not materially and adversely affect the Building Systems, exterior of the Building or the structural integrity or structural components of the Premises or the Building. In all events, Tenant shall deliver at least ten (10) days prior notice to Landlord, from the date Tenant intends to commence construction, sufficient to enable Landlord to post a Notice of Non-Responsibility and Tenant shall obtain all permits or other governmental approvals prior to commencing any of such work and deliver a copy of same to Landlord. All Alterations shall be at Tenant’s sole cost and expense in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, and shall be installed by a licensed, insured and bonded contractor (reasonably approved by Landlord) in compliance with all applicable Laws (including, but not limited to, the ADA), and all recorded matters and rules and regulations of the Industrial Center. In addition, all work with respect to any Alterations must be done in a good and workmanlike manner. Landlord’s approval of any plans, specifications or working drawings for Tenant’s Alterations shall not create nor impose any responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, ordinances, rules and regulations of governmental agencies or authorities. In performing the work of any such Alterations, Tenant shall have the work performed in such a manner as not to obstruct access to the Industrial Center, or the Common Areas for any other tenant of the Industrial Center, and as not to obstruct the business of Landlord or other tenants in the Industrial Center, or interfere with the labor force working in the Industrial Center. As Additional Rent hereunder, Tenant shall reimburse Landlord, within ten (10) days after demand, for any reasonable, out-of-pocket legal, engineering, architectural, planning and other expenses incurred by Landlord in connection with Tenant’s Alterations, plus Tenant shall pay to Landlord a fee equal to five percent (5%) of the total cost of the Alterations. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance, in an amount approved by Landlord and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant in accordance with the terms of this Lease immediately upon completion thereof. Tenant shall keep the Premises and the property on which the Premises are situated free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Tenant. Tenant shall, prior to construction of any and all Alterations, cause its contractor(s) and/or major subcontractor(s) to provide insurance as reasonably required by Landlord, and Tenant shall provide such assurances to Landlord, including without limitation, waivers of lien, surety company performance bonds for any Alteration in the event the cost of such Alteration exceeds $200,000 (excluding the Tenant Improvements), as Landlord shall reasonably require to assure payment of the costs thereof to protect Landlord and the Industrial Center from and against any loss from any mechanic’s, materialmen’s or other liens.

7.4 Surrender/Restoration. Except as set forth in Section 7.5 below, Tenant shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition, and state of repair, ordinary wear and tear excepted and in accordance with the Move Out Standards set forth in Exhibit D to this Lease. Without limiting the generality of the above, Tenant shall remove all Alterations designated by Landlord in Landlord’s sole discretion, personal property, trade fixtures, and floor bolts, patch all floors, and cause all lights to be in good operating condition, ordinary wear and tear excepted, provided, if, at the time Tenant requests Landlord’s consent to the making of any Alterations or other improvements to the Premises or otherwise informs Landlord of an Alteration Tenant intends to perform which does not require Landlord’s consent, Tenant gives Landlord a specific written request for a determination as to whether such Alteration or other improvement must be removed at the end of the Term, Landlord shall designate whether such Alteration or other improvement must be removed at the end of the Term.

7.5 Tenant’s Security System. Subject to the terms of Section 7.3 above (except the first sentence of Section 7.3) and the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right to install and maintain its own security system for the Premises, which system may include, but not be limited to, cardreaders, cameras and on-site security guards. If requested by Owner in writing, at least ninety (90) days prior to the expiration of the Term (or if terminated earlier, then at any time no later than sixty (60) days following such early termination), as such Term may be extended, Tenant shall be required to remove each and every component of the security system, repair any damage caused by such removal and restore the Premises (with respect to the security system installed by Tenant) to the condition existing prior to the installation of such security system, ordinary wear and tear excepted.

8. Insurance; Indemnity.

8.1 Payment of Premiums and Deductibles. The cost of the premiums and all applicable deductibles (to the extent set forth in Paragraph 4.2) for the insurance policies maintained by Landlord under this Paragraph 8 shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2 hereof. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date.

8.2 Tenant’s Insurance.

(a) At its sole cost and expense, Tenant shall maintain in full force and effect during the Term of the Lease the following insurance coverages insuring against claims which may arise from or in connection with the Tenant’s operation and use of the Premises.

(i) Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence and $3,000,000 general aggregate for bodily injury, personal injury, and property damage. Such insurance shall be endorsed to include Landlord and Landlord Entities as additional insureds, shall be primary and noncontributory with any Landlord insurance, and shall provide severability of interests between or among insureds.

(ii) Workers’ Compensation insurance with statutory limits and Employers Liability with a $1,000,000 per accident limit for bodily injury or disease.

(iii) Automobile Liability insurance covering all owned, nonowned, and hired vehicles with a $1,000,000 per accident limit for bodily injury and property damage.

(iv) Special form property insurance at least as broad as the current ISO Special Form policy (and Tenant shall not be obligated to carry flood or earthquake coverage provided Tenant agrees that Landlord shall not be liable for any damage or loss arising from flood or earthquake and Tenant waives and releases Landlord from all claims, losses, damages, liabilities, judgments and costs arising from or related to Tenant’s failure to carry such flood or earthquake coverage), for loss to any tenant improvements or betterments, floor and wall coverings, and business personal property on a full insurable replacement cost basis with no coinsurance clause, and Business Income insurance covering at least six months of loss of income and continuing expense.

(b) Tenant shall deliver to Landlord certificates of all insurance reflecting evidence of required coverages prior to initial occupancy, and annually thereafter.

(c) If, in the opinion of Landlord’s insurance advisor, but not more than twice during the Term, the amount or scope of such coverage is deemed inadequate at any time during the Term, Tenant shall increase such coverage to such reasonable amounts or scope as Landlord’s advisor deems adequate; provided, any such increased coverage shall be consistent with coverage customarily required to be carried for similar types of buildings within the vicinity of the Industrial Center.

(d) All insurance required under Paragraph 8.2 (i) shall be issued by insurers licensed to do business in the state in which the Premises are located and which are rated A:VII or better by Best’s Key Rating Guide and (ii) shall be endorsed to provide at least 30-days prior notification of cancellation (except ten (10) days for non-payment of premium) or reduction in coverage to said additional insureds.

8.3 Landlord’s Insurance. Landlord shall maintain in full force and effect during the Term of this Lease, subject to reimbursement as provided in Paragraph 4.2, policies of insurance which afford such coverages as are commercially reasonable and as is consistent with other properties in Landlord’s portfolio. Notwithstanding the foregoing, Landlord shall obtain and keep in force during the Term of this Lease, as an item of Operating Expenses, a policy or policies in the name of Landlord, with loss payable to Landlord and to the holders of any mortgages, deeds of trust or ground leases on the Premises (“Lender(s)”), insuring loss or damage to the Building, including all improvements, fixtures (other than trade fixtures) and permanent additions. However, all Alterations, additions and improvements made to the Premises by Tenant (including the Tenant Improvements) shall be insured by Tenant rather than by Landlord. The amount of such insurance procured by Landlord shall be equal to at least eighty percent (80%) of the full replacement cost of the Building, including all improvements and permanent additions as the same shall exist from time to time, or the amount required by Lenders. At Landlord’s option, such policy or policies shall insure against all risks of direct physical loss or damage (including, without limitation, the perils of flood and earthquake), including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Building required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws as the result of a covered cause of loss. If any such insurance coverage procured by Landlord has a deductible clause, the deductible shall not exceed commercially reasonable amounts, and in the event of any casualty, the amount of such deductible to the extent set forth in Paragraph 4.2 shall be an item of Operating Expenses.

8.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each waive any right to recover against the other and their respective agents, employees and approved subtenants on account of any and all claims Landlord or Tenant may have against the other for damage to property that arises out of or incident to any peril which is actually insured against, which is required to be insured against under this Lease, or which would normally be covered by so called “all risk” or “special form” property insurance, without regard to the negligence or willful misconduct of the entity or party so released.

8.5 Indemnity. Except to the extent arising out of the gross negligence or willful misconduct of Landlord or Landlord’s Entities, Tenant shall protect, defend, indemnify, and hold Landlord and Landlord Entities harmless from and against any and all loss, claims, liability, or costs (including court costs and attorneys’ fees) incurred by reason of:

(a) any damage to any property (including but not limited to property of any Landlord Entity) or death, bodily, or personal injury to any person occurring in or about the Premises, the Building, or the Industrial Center to the extent that such injury or damage shall be caused by or arise from any actual or alleged act, neglect, fault, or omission by or of Tenant, its agents, servants, employees, invitees, contractors, suppliers, subtenants, or visitors;

(b) the conduct or management of any work or anything whatsoever done by the Tenant on or about the Premises or from transactions of the Tenant concerning the Premises;

(c) Tenant’s failure to comply with any and all governmental laws, ordinances, and regulations applicable to the condition or use of the Premises or its occupancy; or

(d) any breach or default on the part of Tenant in the performance of any covenant or agreement to be performed pursuant to this Lease.

The provisions of this Paragraph 8.5 shall, with respect to any claims or liability accruing prior to such termination, survive the Expiration Date or earlier termination of this Lease.

8.6 Exemption of Landlord from Liability. Except to the extent caused by the gross negligence or willful misconduct of Landlord or the Landlord Entities, neither Landlord nor Landlord Entities shall be liable for and Tenant waives any claims against Landlord and Landlord Entities for injury or damage to the person or the property of Tenant, Tenant’s employees, contractors, invitees or customers in or about the Premises, Building or Industrial Center from any cause whatsoever, including, but not limited to, damage or injury which is caused by or results from (i) fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, heating, ventilating, air conditioning or lighting fixtures or (ii) from the condition of the Premises, other portions of the Building or Industrial Center. Landlord shall not be liable for any damages arising from any act or neglect (passive or active) of any other tenants of Landlord or any subtenant or assignee of such other tenants nor from the failure by Landlord to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Landlord’s negligence (active or passive), gross negligence (active or passive), or breach of this Lease, Landlord shall under no circumstances be liable for (a) injury to Tenant’s business, for any loss of income or profit therefrom or any indirect, consequential or punitive damages or (b) any damage to property or injury to persons arising from any act of God or war, violence or insurrection, including, but not limited to, those caused by earthquakes, hurricanes, storms, drought, floods, acts of terrorism, and/or riots.

9. Damage or Destruction.

9.1 Termination Right. If the Premises are damaged in whole or in part by fire, the elements, or any other cause whatsoever, then Landlord shall restore the same to substantially the same condition existing immediately prior to such damage, unless the Lease is terminated by Landlord or Tenant pursuant to this Paragraph 9.1. Tenant shall give Landlord immediate written notice of any damage to the Premises. Subject to the provisions of Paragraph 9.2, if the Premises or the Building shall be damaged to such an extent that there is substantial interference for a period exceeding two hundred seventy (270) consecutive days with the conduct by Tenant of its business at the Premises, then either party, at any time prior to commencement of repair of the Premises and following ten (10) days written notice to the other party, may terminate this Lease effective thirty (30) days after delivery of such notice to the other party. Further, if any portion of the Premises is damaged and is not fully covered by the aggregate of insurance proceeds received by Landlord (excluding any applicable deductible) or if the holder of any indebtedness secured by the Premises requires that the insurance proceeds be applied to such indebtedness, and Tenant does not voluntarily contribute any shortfall thereof to Landlord, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Tenant of any such event. Additionally, if the repair of any such damage is not completed within two hundred seventy (270) days (regardless of the time estimated for completion of the repairs), Tenant shall have the right to terminate this Lease by delivering written notice thereof to Landlord within thirty (30) days after the expiration of the 270-day period, with any such termination effective thirty (30) days after delivery of the notice of termination, unless all such repairs are completed within such thirty (30) day period. Such termination shall not excuse the performance by Tenant of those covenants which under the terms hereof survive termination. Rent shall be abated in proportion to the degree of interference during the period that there is such substantial interference with the conduct of Tenant’s business at the Premises. Abatement of rent and Tenant’s right of termination pursuant to this provision shall be Tenant’s sole remedy with respect to any such damage regardless of the cause thereof.

9.2 Damage Caused by Tenant. Tenant’s termination rights under Paragraph 9.1 shall not apply if the damage to the Premises or Building is the result of any act or omission of Tenant or of any of Tenant’s agents, employees, customers, invitees, or contractors (“Tenant Acts”). Subject to Paragraph 8.4, any damage resulting from a Tenant Act shall be promptly repaired by Tenant. Landlord at its option may at Tenant’s expense repair any damage caused by Tenant Acts.

10. Real Property Taxes.

10.1 Payment of Real Property Taxes. Landlord shall pay the Real Property Taxes due and payable during the term of this Lease and, except as otherwise provided in Paragraph 10.3, such payments shall be a Common Area Operating Expense reimbursable pursuant to Paragraph 4.2.

10.2 Real Property Tax Definition. As used herein, the term “Real Property Taxes” is any form of tax or assessment, general, special, ordinary, or extraordinary, imposed or levied upon (a) the Industrial Center or Building, (b) any interest of Landlord in the Industrial Center or Building, (c) Landlord’s right to rent or other income from the Industrial Center or Building, and/or (d) Landlord’s business of leasing the Premises. Real Property Taxes include (a) any license fee, commercial rental tax, excise tax, improvement bond or bonds, levy, or tax; (b) any tax or charge which replaces or is in addition to any of such above-described “Real Property Taxes,” and (c) any fees, expenses, or costs (including attorneys’ fees, expert fees, and the like) incurred by Landlord in protesting or contesting any assessments levied or any tax rate, but only to the extent of any cost-savings actually achieved. Real Property Taxes for tax years commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date and Expiration Date. Notwithstanding the foregoing, Real Property Taxes shall not include any of the following tax or assessment expenses: (i) estate, inheritance, gift or franchise taxes of Landlord or any federal, state or local income, sales or transfer tax, and (ii) penalties and interest, other than those attributable to Tenant’s failure to comply timely with its obligations pursuant to this Lease.

10.3 Additional Improvements. Operating Expenses shall not include Real Property Taxes attributable to improvements placed upon the Industrial Center by other tenants or by Landlord for the exclusive enjoyment of such other tenants. Tenant shall, however, pay to Landlord at the time Operating Expenses are payable under

Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed by reason of improvements placed upon the Premises by Tenant or at Tenant’s request.

10.4 Joint Assessment. If the Building is not separately assessed, Real Property Taxes allocated to the Building shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed.

10.5 Tenant’s Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon Tenant’s improvements, fixtures, furnishings, equipment, and all personal property of Tenant contained in the Premises or stored within the Industrial Center.

11. Utilities. Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas, and cleaning of the Premises, together with any taxes thereon. For any such utility fees or services that are not billed or metered separately to Tenant, including without limitation, water and sewer charges, and garbage and waste disposal (collectively, “Utility Expenses”), Tenant shall pay to Landlord Tenant’s Share of Utility Expenses. If Landlord reasonably determines that Tenant’s Share of Utility Expenses is not commensurate with Tenant’s use of such services, Tenant shall pay to Landlord the amount which is attributable to Tenant’s use of the utilities or similar services, as reasonably estimated and determined by Landlord, based upon factors such as size of the Premises and intensity of use of such utilities by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use of such utilities and similar services. If Tenant disputes any such estimate or determination, then Tenant shall either pay the estimated amount or cause the Premises to be separately metered at Tenant’s sole expense. Tenant shall also pay Tenant’s Share of any assessments, charges, and fees included within any tax bill for the lot on which the Premises are situated, including without limitation, entitlement fees, allocation unit fees, sewer use fees, and any other similar fees or charges.

12. Assignment and Subleasing.

12.1 Prohibition. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, hypothecate, encumber, grant any license or concession, pledge or otherwise transfer this Lease or any interest herein, permit any assignment or other such transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and Tenant’s Representatives (all of the foregoing are sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is sometimes referred to as a “Transferee”). No consent to any Transfer shall constitute a waiver of the provisions of this Section, and all subsequent Transfers may be made only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, but which consent shall be subject to the provisions of this Section.

12.2 Request for Consent. If Tenant seeks to make a Transfer, Tenant shall notify Landlord, in writing, and deliver to Landlord at least thirty (30) days (but not more than one hundred eighty (180) days) prior to the proposed commencement date of the Transfer (the “Proposed Effective Date”) the following information and documents (the “Tenant’s Notice”): (i) a description of the portion of the Premises to be transferred (the “Subject Space”); (ii) all of the terms of the proposed Transfer including without limitation, the Proposed Effective Date, the name and address of the proposed Transferee, and a copy of the existing or proposed assignment, sublease or other agreement governing the proposed Transfer; (iii) current financial statements of the proposed Transferee certified by an officer, member, partner or owner thereof, and any such other information as Landlord may then reasonably require, including without limitation, audited financial statements (if and to the extent available) for the previous three (3) most recent consecutive fiscal years; (iv) the Plans and Specifications (defined below), if any; and (v) such other information as Landlord may then reasonably require. Tenant shall give Landlord the Tenant’s Notice by registered or certified mail addressed to Landlord at Landlord’s Address specified in the Basic Lease Information. Within thirty (30) days after Landlord’s receipt of the Tenant’s Notice (the “Landlord Response Period”) Landlord shall notify Tenant, in writing, of its determination with respect to such requested proposed Transfer and the election to recapture as set forth below. If Landlord does not elect to recapture pursuant to the provisions hereof and Landlord does consent to the requested proposed Transfer, Tenant may thereafter assign its interests in and to this Lease or sublease all or a portion of the Premises to the same party and on the same terms as set forth in the Tenant’s Notice. If Landlord fails to respond to Tenant’s Notice within Landlord’s Response Period, then, after Tenant delivers to Landlord ten (10) days written notice (the “Second Response Period”) and Landlord fails to respond thereto prior to the end of the Second Response Period, the proposed Transfer shall then be deemed approved by Landlord.

12.3 Criteria for Consent. Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold its consent where (a) Tenant is then in Default of its obligations under this Lease beyond applicable notice and cure periods, (b) the use to be made of the Premises by the proposed Transferee is prohibited under this Lease or differs from the uses permitted under this Lease, (c) the proposed Transferee or its business is subject to compliance with additional requirements of the ADA beyond those requirements which are applicable to Tenant, unless the proposed Transferee shall first deliver plans and specifications for complying with such additional requirements (the “Plans and Specifications”) and obtain Landlord’s written consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed), (d) the proposed Transferee does not intend to occupy a substantial portion of the Premises assigned or sublet to it, (e) Landlord reasonably disapproves of the proposed Transferee’s business operating ability or history, reputation or creditworthiness or the character of the business to be conducted by the proposed Transferee at the Premises, (f) the proposed Transferee is a governmental agency or unit, (g) the proposed Transfer would violate any “exclusive” rights of any occupants in the Industrial Center or cause Landlord to violate another agreement or obligation to which Landlord is a party or otherwise subject, (h) Landlord or Landlord’s agent has shown space in the Industrial Center to the proposed Transferee or responded to any inquiries from the proposed Transferee or the proposed Transferee’s agent concerning availability of space in the Industrial Center, at any time within the preceding twelve (12) months, and Landlord then has comparable space in the Industrial Center available for lease to such Transferee, (i) Landlord otherwise reasonably determines that the proposed Transfer would have the effect of decreasing the value of the Industrial Center or of materially increasing the expenses associated with operating, maintaining and repairing the Industrial Center, (j) either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Industrial Center on the date Tenant requests consent or (ii) has negotiated with Landlord for a lease of premises in the Industrial Center during the ninety (90) day period immediately preceding the date Tenant requests consent, (k) the per rentable square foot rent proposed to be charged by Tenant to the proposed Transferee during the term of such Transfer, calculated using a present value analysis, is less than ninety percent (90%) of the lowest per rentable square foot rent agreed to in a lease entered into by Landlord within the ninety (90) day period immediately preceding the date Tenant requests consent, for comparable space in the Industrial Center, for a comparable term or (l) the proposed Transferee will use, store or handle Hazardous Materials (defined below) in or about the Premises of a type, nature or quantity that could materially adversely affect the value of the Building or Industrial Center.

12.4 Effectiveness of Transfer and Continuing Obligations. Prior to the date on which any permitted Transfer becomes effective, Tenant shall deliver to Landlord (i) a counterpart of the fully executed Transfer document, (ii) an executed Hazardous Materials Disclosure Certificate substantially in the form of Exhibit C hereto (the “Transferee HazMat Certificate”), and (iii) Landlord’s form of Consent to Assignment or Consent to Sublease, as applicable (subject to any commercially reasonable changes requested by Tenant or the Transferee and acceptable to Landlord), executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such consent instrument shall not release or discharge the Transferee from its obligation to do so or from any liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or all of such subleases. Each permitted Transferee shall assume and be deemed to assume this Lease and shall be and remain liable jointly and severally with Tenant for payment of Rent and for the due performance of, and compliance with all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed or complied with, for the Term of this Lease. No Transfer shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease. An assignee of Tenant shall become directly liable to Landlord for all obligations of Tenant hereunder, but no Transfer by Tenant shall relieve Tenant of any obligations or liability under this Lease whether occurring before or after such consent, assignment, subletting or other Transfer. The acceptance of any or all of the Rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer. If Tenant is a business entity whose stock is not traded on a public exchange or “over-the-counter” market, then the direct or indirect transfer of more than fifty percent (50%) of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer and shall be subject to all the provisions hereof and in such event, subject to Paragraph 12.9 below, it shall be a condition to Landlord’s consent to such ownership change that such entities or persons acquiring such ownership interest assume, as a primary obligor, all rights and obligations of Tenant under this Lease (and such entities and persons shall execute all documents reasonably required to effectuate such assumption). Except with respect to an Affiliate (defined below), any and all options, first rights of refusal, tenant improvement allowances and other similar rights granted to Tenant in this Lease, if any, shall not be assignable by Tenant unless expressly authorized in writing by Landlord (which shall be in Landlord’s sole discretion). Any transfer made without Landlord’s prior written consent, shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a material default by Tenant of this Lease. As Additional Rent hereunder, Tenant shall pay to Landlord each time it requests a Transfer, an administrative fee in the amount of one thousand dollars ($1,000) and, in addition, Tenant shall promptly reimburse Landlord for out-of-pocket legal and other expenses incurred by Landlord in connection with any actual or proposed Transfer.

12.5 Recapture. Landlord may, as a condition to its consent recapture the Subject Space described in the Tenant’s Notice if Tenant is seeking to sublet more than fifty percent (50%) of the Premises for a period equal to or greater than eighty percent (80%) of the remainder of the Term. If such recapture notice is given, it shall serve to terminate this Lease with respect to the proposed Subject Space, or, if the proposed Subject Space covers all the Premises, it shall serve to terminate the entire Term of this Lease, in either case, as of the Proposed Effective Date. However, no termination of this Lease with respect to part or all of the Premises shall become effective without the prior written consent, where necessary, of the holder of each deed of trust encumbering the Premises or any other portion of the Industrial Center. If this Lease is terminated pursuant to the foregoing provisions with respect to less than the entire Premises, the Rent shall be adjusted on the basis of the proportion of rentable square feet retained by Tenant to the rentable square feet originally demised and this Lease as so amended shall continue thereafter in full force and effect.

12.6 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto, Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of any Transfer Premium. The term “Transfer Premium” shall mean all rent, additional rent and other consideration payable by such Transferee (after first deducting all reasonable legal fees and leasing commissions) which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for such space reserved in the Lease.

12.7 Waiver. Notwithstanding any Transfer, or any indulgences, waivers or extensions of time granted by Landlord to any Transferee, or failure by Landlord to take action against any Transferee, Tenant agrees that Landlord may, at its option, proceed against Tenant without having taken action against or joined such Transferee, except that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such Transferee.

12.8 Special Transfer Prohibitions. Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

12.9 Affiliates. The assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under the common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant, or (iv) any entity into which Tenant is merged or consolidated (all such persons or entities described in clauses (i), (ii), (iii) and (iv) being sometimes herein referred to as “Affiliates”) shall not be subject to obtaining Landlord’s prior consent and no Transfer Premium shall be payable, provided in all instances that:

(a) any such Affiliate was not formed as a subterfuge to avoid the obligations of this Article 12;

(b) Tenant gives Landlord prior notice of any such assignment or sublease to an Affiliate, except solely for those assignments or subleases in connection with which any applicable law precludes Tenant’s delivery to Landlord of prior notice of said assignment or sublease then, in all such instances, Tenant shall deliver to Landlord subsequent notice of said assignment or sublease within ten (10) days following the first (1st) day on which Tenant is permitted by law to deliver notice of such assignment or sublease to Landlord;

(c) the successor of Tenant shall have throughout the Term a tangible net worth and net assets, in the aggregate, computed in accordance with generally accepted accounting principles (but excluding goodwill as an asset), which is sufficient to meet the obligations of Tenant under this Lease, as reasonably determined by Landlord;

(d) any such assignment or sublease shall be subject to all of the terms and provisions of this Lease, and such assignee or sublessee (i.e. any such Affiliate), other than in the case of an Affiliate resulting from a merger or consolidation, shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

(e) Tenant and any guarantor shall remain fully liable for all obligations to be performed by Tenant under this Lease.

12.10 Sharing Occupancy. Notwithstanding anything to the contrary contained in this Section 12 (and the following shall not constitute a Transfer or assignment under this Lease), Tenant may share occupancy of the Premises with Tenant’s contractors, customers, partners, or business teammates provided (i) at least seventy percent (70%) of the Premises are occupied by Tenant, (ii) the use of the Premises is not changed, (iii) Tenant’s insurance coverages set forth in Section 8.2 shall be applicable to all of the activities of such parties and (iv) Section 8.5 shall be applicable to and Tenant shall indemnify, defend and hold Landlord harmless from all claims arising from or related to the occupancy of the Premises by such parties.

13. Default; Remedies.

13.1 Default. The occurrence of any one of the following events shall constitute an event of default on the part of Tenant (“Default”):

(a) The abandonment of the Premises by Tenant while Tenant is in default in the payment of Rent;

(b) Failure to pay any installment of Base Rent, Additional Rent, or any other monies due and payable hereunder, said failure continuing for a period of five (5) business days after Landlord’s delivery of written notice to Tenant that said payment is past due. Tenant agrees that any such written notice delivered by Landlord shall, to the fullest extent permitted by law, serve as the statutorily required notice under applicable law to the extent Tenant fails to cure such failure to pay within such five (5) business day period. In addition to the foregoing, Tenant agrees to notice and service of notice as provided for in accordance with applicable statutory requirements;

(c) A general assignment by Tenant or any guarantor for the benefit of creditors;

(d) The filing of a voluntary petition of bankruptcy by Tenant or any guarantor; the filing of a voluntary petition for an arrangement; the filing of a petition, voluntary or involuntary, for reorganization; or the filing of an involuntary petition by Tenant’s creditors or guarantors;

(e) Receivership, attachment, or other judicial seizure of the Premises or all or substantially all of Tenant’s assets on the Premises where the same is not dismissed within sixty (60) days;

(f) Failure of Tenant to maintain insurance as required by Paragraph 8.2 and such failure shall continue for ten (10) days after Landlord’s written notice thereof to Tenant;

(g) Any breach by Tenant of its covenants under Paragraph 6.2 which breach continues for ten (10) days after written notice;

(h) Failure in the performance of any of Tenant’s covenants, agreements, or obligations hereunder (except those failures specified as events of Default in other Paragraphs of this Paragraph 13.1 which shall be governed by such other Paragraphs), which failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided that, if Tenant has exercised reasonable diligence to cure such failure and such failure cannot be cured within such 20-day period despite reasonable diligence, Tenant shall not be in default under this subparagraph unless Tenant fails thereafter diligently and continuously to prosecute the cure to completion;

(i) Any transfer of a substantial portion of the assets of Tenant, or any incurrence of a material obligation by Tenant, unless such transfer or obligation is undertaken or incurred in the ordinary course of Tenant’s business, or in good faith for equivalent consideration, or with Landlord’s consent; and

(j) The default of any guarantors of Tenant’s obligations hereunder under any guaranty of this Lease, or the attempted repudiation or revocation of any such guaranty.

13.2 Remedies. In the event of any Default by Tenant, Landlord shall have any or all of the following remedies:

(a) Termination. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(1) the worth at the time of award of any unpaid Rent and any other sums due and payable which have been earned at the time of such termination; plus

(2) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(3) the worth at the time of award of the amount by which the unpaid Rent and any other sums due and payable for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, the Premises or any portion thereof, including such acts for reletting to a new lessee or lessees; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(5) such reasonable attorneys’ fees incurred by Landlord as a result of a Default, and costs in the event suit is filed by Landlord to enforce such remedy; and plus

(6) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. As used in subparagraphs (1) and (2) above, the “worth at the time of award” is computed by allowing interest at an annual rate equal to ten percent (10%) per annum or the maximum rate permitted by law, whichever is less. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any Default of Tenant hereunder.

(b) Continuation of Lease. In the event of any Default by Tenant, then in addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, provided tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Re-entry. In the event of any Default by Tenant, Landlord shall also have the right, with or without terminating this Lease, in compliance with applicable law, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

(d) Reletting. In the event of the abandonment of the Premises by Tenant or in the event that Landlord shall elect to re-enter or shall take possession of the Premises pursuant to legal proceeding or pursuant to any notice provided by law, then if Landlord does not elect to terminate this Lease as provided in Paragraph a, Landlord may from time to time, without terminating this Lease, if and to the extent allowed by applicable law, relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable with the right to make alterations and repairs to the Premises. In the event that Landlord shall elect to so relet, then rentals received by Landlord from such reletting shall be applied in the following order: (1) to reasonable attorneys’ fees incurred by Landlord as a result of a Default and costs in the event suit is filed by Landlord to enforce such remedies; (2) to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; (3) to the payment of any costs of such reletting; (4) to the payment of the costs of any alterations and repairs to the Premises; (5) to the payment of Rent due and unpaid hereunder; and (6) the residue, if any, shall be held by Landlord and applied in payment of future Rent and other sums payable by Tenant hereunder as the same may become due and payable hereunder. Should that portion of such rentals received from such reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during the month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

(e) Termination. No re-entry or taking of possession of the Premises by Landlord pursuant to this Addendum shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any Default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such Default.

(f) Cumulative Remedies. The remedies herein provided are not exclusive and Landlord shall have any and all other remedies provided herein or by law or in equity.

(g) No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord. The surrender of this Lease by Tenant, voluntarily or otherwise, shall not work a merger unless Landlord elects in writing that such merger take place, but shall operate as an assignment to Landlord of any and all existing subleases, or Landlord may, at its option, elect in writing to treat such surrender as a merger terminating Tenant’s estate under this Lease, and thereupon Landlord may terminate any or all such subleases by notifying the sublessee of its election so to do within five (5) days after such surrender.

(h) Notice Provisions. Tenant agrees that any notice given by Landlord pursuant to Paragraph 13.1 of the Lease shall satisfy the requirements for notice under California Code of Civil Procedure Section 1161 as long as such notice is prepared and served upon Tenant in accordance with the requirements of Section 1161, and Landlord shall not be required to give any additional notice in order to be entitled to commence an unlawful detainer proceeding. Should Landlord prepare any notice to Tenant for failure to pay rent, additional rent or perform any other obligation under the Lease, Tenant shall pay to Landlord, without any further notice from Landlord, the additional sum of $75.00 which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of preparing such notice.

13.3 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges. Accordingly, if any installment of Rent or other sum due from Tenant shall not be received by Landlord or Landlord’s designee within 4 days after such amount shall be due, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to 4% of such overdue amount; provided, however, that no such late charge shall be imposed on the first late payment of Rent by Tenant in any 12-month period unless Tenant fails to make such payment within 10 days after its receipt of a written notice of delinquency from Landlord. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s Default with respect to such overdue amount (except with respect to the amount so paid), nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In addition, should Landlord be unable to negotiate any payment made by Tenant on the first attempt by Landlord and without any notice to Tenant, Tenant shall pay to Landlord a fee of $50.00 per item which the parties hereby agree represents a fair and reasonable estimate of the costs Landlord will incur by reason of Landlord’s inability to negotiate such item(s).

13.4 Landlord’s Default and Tenant’s Remedies. Landlord shall not be deemed to be in default of its obligations unless Landlord fails to perform any covenant, condition, or agreement contained in this Lease and fails to cure the nonperformance within a reasonable time, but not later than thirty (30) days after receiving written notice of the failure; provided, however, that if the nature of Landlord’s failure to perform reasonably requires more than thirty (30) days to cure, then Landlord shall not be deemed in default if Landlord commences to cure such failure within said thirty (30)-day period and thereafter diligently and in good faith prosecutes such cure to completion.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If any material portion of the Premises that is necessary for the conduct of Tenant’s business, more than 10% of the floor area of the Premises, or more than 15% of the portion of the Common Areas designated for Tenant’s parking, is taken by condemnation, Tenant may, at Tenant’s option, to be exercised in writing within 15 days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within 15 days after the condemning authority shall have taken possession), terminate this Lease as of the date the condemning authority takes such possession. If Tenant does not terminate this Lease in accordance with the foregoing, (i) this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises; and (ii) Landlord, at Landlord’s expense, shall make all necessary repairs to the Premises and Common Areas so as to constitute the remaining Premises a complete architectural unit; provided, that if the reasonable cost of such repairs (as determined by a licensed architect reasonably approved by the parties) will exceed the amount of condemnation award to Landlord, or if such repairs cannot in Landlord’s reasonable judgment be completed within sixty (60) days, then Landlord may terminate this Lease as of the day of possession by written notice to Tenant. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises or Tenant’s parking rights. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any compensation, separately awarded to Tenant, for Tenant’s relocation expenses, moving costs, loss of goodwill, and/or loss of Tenant’s trade fixtures.

15. Estoppel Certificate and Financial Statements.

15.1 Estoppel Certificate. Each party (herein referred to as “Responding Party”) shall within 10 business days after written notice from the other Party (the “Requesting Party”) execute, acknowledge, and deliver to the Requesting Party, to the extent it can truthfully do so, an estoppel certificate in a form reasonably acceptable to the Responding Party, or any of Landlord’s lenders or any prospective purchasers of the Premises or the Industrial Center as the case may be, plus such additional information, confirmation, and statements as be reasonably requested by the Requesting Party.

15.2 Financial Statement. If Landlord desires to finance, refinance, or sell the Building, Industrial Center, or any part thereof, Tenant shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such Guarantors as may be reasonably required by such lender or purchaser, including but not limited to Tenant’s financial statements for the past 3 years if such financial statements are not otherwise publicly available. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

16. Additional Covenants and Provisions.

16.1 Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall not affect the validity of any other provision hereof.

16.2 Interest on Past-Due Obligations. Any monetary payment due Landlord hereunder not received by Landlord within 10 days following the date on which it was due shall bear interest from the date due at 10% per annum, but not exceeding the maximum rate allowed by law in addition to the late charge provided for in Paragraph 13.3.

16.3 Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

16.4 Landlord Liability. Tenant, its successors, and assigns shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Industrial Center and any sales, insurance and condemnation proceeds received therefrom by Landlord. Tenant agrees to look solely to such interest (and any sales, insurance and condemnation proceeds received therefrom by Landlord) for the satisfaction of any liability or claim against Landlord under this Lease. In no event whatsoever shall Landlord (which term shall include, without limitation, any general or limited partner, trustees, beneficiaries, officers, directors, or stockholders of Landlord) ever be personally liable for any such liability.

16.5 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease. The parties acknowledge that (i) each party and/or its counsel have reviewed and revised this Lease, and (ii) no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation or enforcement of this Lease or any amendments or exhibits to this Lease or any document executed and delivered by either party in connection with this Lease.

16.6 Notice Requirements. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand, messenger, or courier service) or may be sent by certified, or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 16.6. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notice purposes.

Either Party may by written notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereafter designate by written notice to Tenant.

16.7 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. Notices delivered by United States Express Mail or an overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via hand or overnight delivery or certified mail. If notice is received on a Saturday, Sunday, or legal holiday, it shall be deemed received on the next business day.

16.8 Waivers. No waiver by either Party of a default by the other Party shall be deemed a waiver of any other term, covenant, or condition hereof, or of any subsequent default by the defaulting party of the same or any other term, covenant, or condition hereof. In addition the acceptance by Landlord of any rent or other payment after it is due, whether or not a notice of default has been served or any action (including, without limitation, an unlawful detainer action) has been filed by Landlord thereon, shall not be deemed a waiver of Landlord’s rights to proceed on any notice of default or action which has been filed against Tenant based upon Tenant’s breach of the Lease, except with respect to the rent so accepted.

16.9 Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. If Tenant holds over with the consent of Landlord: (a) the Base Rent payable shall be increased to 150% of the Base Rent applicable during the month immediately preceding such expiration or earlier termination; (b) Tenant’s right to possession shall terminate on 30 days notice from Landlord; and (c) all other terms and conditions of this Lease shall continue to apply. Nothing contained herein shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs, and expenses, including, without limitation, attorneys’ fees incurred or suffered by Landlord by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

16.10 Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies in law or in equity.

16.11 Binding Effect: Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors, and assigns, and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

16.12 Landlord. The covenants and obligations contained in this Lease on the part of Landlord are binding on Landlord, its successors, and assigns only during their respective period of ownership of an interest in the Building. In the event of any transfer or transfers of such title to the Building, Landlord (and, in the case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease first accruing and thereafter to be performed.

16.13 Attorneys’ Fees and Other Costs. If any Party brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding shall be entitled to reasonable attorneys’ fees. The term “Prevailing Party” shall include, without limitation, a Party who substantially obtains or defeats the relief sought. Landlord shall be entitled to attorneys’ fees, costs, and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting breach. Tenant shall reimburse Landlord on demand for all reasonable out-of-pocket legal, engineering, and other professional services expenses incurred by Landlord in connection with all requests by Tenant or any lender of Tenant for consent, waiver or approval of any kind.

16.14 Landlord’s Access; Showing Premises; Repairs. Landlord and Landlord’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times upon not less than twenty-four (24) hours’ prior notice (and, except in the event of an emergency, subject to Tenant’s reasonable security requirements) for the purpose of showing the same to prospective purchasers, lenders, or (during the last 300 days of the term) tenants, and making such alterations, repairs, improvements, or additions to the Premises or to the Building, as Landlord may reasonably deem necessary. Landlord may at any time place on or about the Premises or Building any ordinary “For Sale” signs, and Landlord may at any time during the last 300 days of the term hereof place on or about the Premises any ordinary “For Lease” signs. All such activities of Landlord shall be without abatement of rent or liability to Tenant; provided, however, that in performing any such activities, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s operations in the Premises.

16.15 Signs. Tenant shall not place any signs at or upon the exterior of the Premises or the Building, except that Tenant may, with Landlord’s reasonable cooperation and Landlord’s prior written consent, install (but not on the roof) monument and Building signage so long as such signs are in a location reasonably approved by Landlord and comply with sign ordinances and the signage criteria established for the Industrial Center by Landlord.

16.16 Termination; Merger. Unless specifically stated otherwise in writing by Landlord, the voluntary or other surrender of this Lease by Tenant, the mutual termination or cancellation hereof, or a termination hereof by Landlord for Default by Tenant, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Landlord shall, in the event of any such surrender, termination, or cancellation, have the option to continue any one or all of any existing subtenancies. Landlord’s failure within 10 days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest shall constitute Landlord’s election to have such event constitute the termination of such interest.

16.17 Quiet Possession. Upon payment by Tenant of the Base Rent and Additional Rent for the Premises and the performance of all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall have quiet possession of the Premises for the entire term hereof, subject to all of the provisions of this Lease.

16.18 Subordination; Attornment; Non-Disturbance.

(a) Subordination. This Lease shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or mortgage (collectively, “Mortgage”) now or hereafter placed by Landlord upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements, and extensions thereof. Tenant agrees that any person holding any Mortgage shall have no duty, liability, or obligation to perform any of the obligations of Landlord under this Lease. In the event of Landlord’s default with respect to any such obligation that would entitle Tenant to terminate this Lease or offset against Rent, Tenant will give any Lender, whose name and address have previously been furnished in writing to Tenant, notice of such default by Landlord. Tenant may not exercise any remedies for default by Landlord unless and until Landlord and the Lender shall have received written notice of such default and a reasonable time (not less than 90 days) shall thereafter have elapsed without the default having been cured. If any Lender shall elect to have this Lease superior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage. The provisions of a Mortgage relating to the disposition of condemnation and insurance proceeds shall prevail over any contrary provisions contained in this Lease. Landlord has informed Tenant that there are no Mortgages encumbering the Premises or Industrial Center as of the Lease Date.

(b) Attornment. Subject to the nondisturbance provisions of subparagraph (c) of this Paragraph 16.18, Tenant agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Mortgage. In the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior landlord or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Tenant might have against any prior Landlord that are not expressly stated in this Lease, or (iii) be liable for security deposits or be bound by prepayment of more than one month’s rent, except to the extent received by the new owner.

(c) Non-Disturbance. With respect to a Mortgage entered into by Landlord after the execution of this Lease, Tenant’s subordination of this Lease shall be subject to receiving assurance (a “nondisturbance agreement”) from the Mortgage holder that Tenant’s possession and this Lease will not be disturbed so long as Tenant is not in default and attorns to the record owner of the Premises.

(d) Self-Executing. The agreements contained in this Paragraph 16.18 shall be effective without the execution of any further documents; provided, however, that upon written request from Landlord or a Lender in connection with a sale, financing, or refinancing of Premises, Tenant and Landlord shall execute such further writings as may be reasonably required to separately document any such subordination or nonsubordination, attornment, and/or nondisturbance agreement, as is provided for herein. Landlord is hereby irrevocably vested with full power to subordinate this Lease to a Mortgage subject to the terms and conditions contained in this Paragraph 16.18.

16.19 Rules and Regulations. Tenant agrees that it will abide by, and to cause its employees, suppliers, shippers, customers, tenants, contractors, and invitees to abide by, all reasonable rules and regulations (“Rules and Regulations”) which Landlord may make from time to time for the management, safety, care, and cleanliness of the Common Areas, the parking and unloading of vehicles, and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees. The current Rules and Regulations are attached hereto as Exhibit E. Landlord shall not be responsible to Tenant for the noncompliance with said Rules and Regulations by other tenants of the Industrial Center. If there is a conflict between any such Rules and Regulations and any other provisions of this Lease, the other provisions of this Lease shall govern.

16.20 Security Measures. Tenant acknowledges that the rental payable to Landlord hereunder does not include the cost of guard service or other security measures. Landlord has no obligations to provide same. Tenant assumes all responsibility for the protection of the Premises, Tenant, its agents, and invitees and their property from the acts of third parties.

16.21 Reservations. Landlord reserves the right to grant such easements that Landlord deems necessary and to cause the recordation of parcel maps, so long as such easements and maps do not unreasonably interfere with the access to or use of the Premises by Tenant or Tenant’s parking rights. Tenant agrees to sign any documents reasonably requested by Landlord to effectuate any such easements or maps.

16.22 Conflict. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

16.23 Offer. Preparation of this Lease by either Landlord or Tenant or Landlord’s agent or Tenant’s agent and submission of same to Tenant or Landlord shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

16.24 Amendments. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification.

16.25 Multiple Parties. Except as otherwise expressly provided herein, if more than one person or entity is named herein as Tenant, the obligations of such persons shall be the joint and several responsibility of all persons or entities named herein as such Tenant.

16.26 Authority. Each person signing on behalf of Landlord or Tenant warrants and represents that she or he is authorized to execute and deliver this Lease and to make it a binding obligation of Landlord or Tenant.

16.27 Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

16.28 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep and maintain such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s employees, lenders, investors, financial, legal and space planning consultants, and to the extent required by applicable law or court order. Notwithstanding the foregoing, Landlord acknowledges that the originally-named Tenant under this Lease is a publicly regulated entity and, as such, will be required to attach a copy of this Lease and otherwise disclose the terms and conditions of this Lease in government-mandated public filings.

16.29 Landlord Renovations. Tenant acknowledges that Landlord may from time to time, at Landlord’s sole option, renovate, improve, develop, alter, or modify (collectively, the “Renovations”) portions of the Building, Premises, Common Areas and the Industrial Center, including without limitation, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Industrial Center, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s commercially reasonable actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility, or for any reason be liable to Tenant, for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s Property, Alterations or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations, provided, that in performing any such Renovations, Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s access to and use of the Premises.

16.30 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, THE BUILDING OR THE PARK, AND/OR ANY CLAIM OF INJURY, LOSS OR DAMAGE.

16.31 Back-up Generator. Tenant shall have the right (but only to the extent permitted by the City of Milpitas and all agencies and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to construct, maintain and operate a screened equipment area (the “Equipment Area”), in a location outside of the Building approved by Landlord, to house equipment exclusively serving the Premises, including an emergency generator, UPS battery systems and related appurtenances (collectively, the “Generator Equipment”) subject to the following:

(a) The precise location, size and configuration of the Equipment Area shall

(i) be subject to Landlord’s prior written approval, not to be unreasonably withheld and

(ii) promote the safety, aesthetics and efficiency of the Generator Equipment; provided, all of the Generator Equipment and any maintenance or modifications thereto or placement thereof, and all utilities used in connection therewith shall be at Tenant’s sole cost and expense, contained visually within a screened area, and installed, maintained, operated and removed in accordance with the terms of the Lease, all laws and all recorded matters.

(b) Tenant shall, at its sole cost and expense, obtain all licenses and permits necessary to install and operate the Generator Equipment within the Equipment Area prior to installing or performing any work with respect to the Generator Equipment or Equipment Area. Tenant shall obtain Landlord’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) before making any material modifications to the Equipment Area.

(c) No additional Rent shall be paid by Tenant for use of the Equipment Area or Generator Equipment; provided, Tenant shall be solely responsible to pay for all utilities, including without limitation electricity, used in connection with the Generator Equipment or Equipment Area.

(d) The Generator Equipment shall remain the property of Tenant and Tenant shall remove the Generator Equipment upon the expiration or earlier termination of the Lease. Tenant shall restore the Equipment Area and any other portion of the Building or Industrial Center affected by the Generator Equipment to its original condition upon the removal of the Generator Equipment, excepting ordinary wear and tear. Tenant shall promptly repair any damage to the Building and the Industrial Center caused by Tenant or the use, operation, installation, repair, maintenance, alteration or removal of the Generator Equipment. In connection with the removal of the Generator Equipment and when required by any federal, state, or local regulatory authority, Tenant shall perform, at its sole expense, an environmental site assessment reasonably acceptable to Landlord to determine the extent, if any, of contamination of the Premises and Industrial Center and shall, at its sole expense, clean up, remove, and remediate all Hazardous Substances in, on, under or about the Premises or the Industrial Center that may have been caused by the Generator Equipment.

(e) Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Equipment Area or the Generator Equipment except together with the remainder of all of the Premises as more particularly set forth in Section 12 of the Lease.

(f) Each of the other provisions of this Lease shall be applicable to the Equipment Area and the use of the Generator Equipment by Tenant, including without limitation, Sections 6, 7 and 8 of the Lease.

(g) Anything to the contrary contained herein notwithstanding, if, during the Term, as such Term may be extended, the Generator Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within ten (10) days (or such longer time as may reasonably be necessary to complete the remediation) after Tenant has been notified thereof, then Tenant shall immediately cease all operation of the Generator Equipment and Tenant shall remove all of the Generator Equipment within thirty (30) days thereafter. To the best of Tenant’s knowledge, Tenant represents to Landlord that the use of the Generator Equipment will not pose a human health or environmental hazard.

(h) Tenant shall not use the Generator Equipment, the Equipment Area or any other portion of the Project in any way which unreasonably interferes with the use of the Industrial Center by Landlord, or other tenants or licensees of Landlord or any other occupant of the Industrial Center. Such interference shall be deemed a material breach by the Tenant under the Lease, and Tenant shall, within five (5) days of written notice from Landlord, be responsible for terminating said interference. In the event any such interference does not cease within five (5) days of Landlord’s written notice, Tenant acknowledges that continuing interference may cause irreparable injury and, Tenant shall immediately cease all operation of the Generator Equipment and Tenant shall remove all of the Generator Equipment within thirty (30) days thereafter.

(i) Tenant shall be responsible for insuring the Generator Equipment pursuant to Section 8 of the Lease and Landlord shall have no responsibility therefor.

(j) Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord and all of Landlord’s Entities from any and all claims, demands, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) any of such Landlord’s Entities may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Generator Equipment or any portion thereof, except to the extent any such claims, demands, liabilities, damages, judgments, costs, or expenses are caused by the negligence or willful misconduct of any of the Landlord Entities.

(k) Tenant shall maintain all reports, inventory and other records, test results, permits and all other data and information required under applicable law for the installation, use and operation of the Generator Equipment, and upon request of Landlord, shall provide a copy of all such reports, records, test results and other information without cost or expense to Landlord.

16.32 Satellite Dish. Tenant shall have the right (but only to the extent permitted by the City of Milpitas and all agencies and governmental authorities having jurisdiction thereof), at Tenant’s sole cost and expense, to install and operate a satellite or microwave dish or dishes (“Satellite Dishes”) along with any necessary cables (“Cables”) on a portion of the roof of the Building to be designated by Landlord (“Roof Space”) for the Term of the Lease (the Satellite Dishes and Cables are hereinafter collectively referred to as the “Equipment”). The location and size of the Equipment shall be subject to Landlord’s approval, not to unreasonably withheld and which best promotes the safety, aesthetics and efficiency of the Equipment; provided, all of the Equipment and any modifications thereto or placement thereof shall be (i) at Tenant’s sole cost and expense, (ii) contained visually within the roof screen, (iii) installed and operated to Landlord’s reasonable specifications, and (iv) installed, maintained, operated and removed in accordance with all recorded matters and Applicable Requirements. Landlord shall cooperate reasonably with Tenant to modify the roof screen placement (subject to all Applicable Requirements and recorded matters) if required for signal quality, reconfiguration due to the installation of any HVAC systems and other reasonable considerations; provided, the cost of all such modifications shall be the responsibility of Tenant. All modifications to the Building, including the Roof Space, if any, shall be reasonably approved by Landlord prior to commencement of any work with respect to the Equipment. No additional rent shall be paid by Tenant for use of the Roof Space and operation of the Equipment. The Equipment shall remain the property of Tenant and Tenant shall remove the Equipment upon the expiration or earlier termination of the Lease. Tenant shall restore the Roof Space and any other portion of the Building affected by the Equipment to its original condition, excepting ordinary wear and tear. Tenant may not assign, lease, rent, sublet or otherwise transfer any of its interest in the Roof Space or the Equipment except together with the remainder of all of the Premises as more particularly set forth in Paragraph 12. Each of the other provisions of this Lease shall be applicable to the Equipment and the use of the Roof Space by Tenant, including without limitation, Paragraphs 8 and 12 of this Lease. The Equipment shall comply with all-non-interference rules of the Federal Communications Commission. If applicable, Tenant shall provide to Landlord a copy of (i) the Federal Communications Commission (or other agency) grant which has awarded frequencies to Tenant and (ii) a list of Tenant’s frequencies. Anything to the contrary contained herein notwithstanding, if, during the Lease Term, as such Term may be extended, Landlord, in its reasonable judgment, believes that the Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within thirty (30) days after Tenant has been notified thereof, then Tenant shall immediately cease all operations of the Equipment and Tenant shall remove all of the Equipment within thirty (30) days thereafter. In addition, Tenant shall be responsible for insuring the Equipment and Landlord shall have no responsibility therefor. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) Landlord may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Equipment or any portion thereof.

///signature page follows///

///continued from previous page///

The parties hereto have executed this Lease at the place and on the dates specified below their respective signatures.

LANDLORD:			TENANT:

AMB Property, L.P.,			SIGMA DESIGNS, INC.,
a Delaware limited partnership			a California corporation

By:	AMB Property Corporation,		By:	/s/ Thinh Q. Tran
	a Maryland corporation,		Its:	CEO
	its general partner		Date:	02/20/07

	By:	/s/ John L. Rossi	By:	/s/ Mark R. Kent
		John L. Rossi	Its:	C.F.O.
		Its: Senior Vice President	Date:	2/20/07

Telephone:	(415) 394-9000	Telephone:	408 262-9003

Facsimile:	(415) 394-0903	Facsimile:	408 957-9791

Executed at:	Pier 1, Bay 1	Executed at:	1221 California Circle
	San Francisco, CA 94111		Milpitas, CA 95035

Date:	2/22/07

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit A

Description of Premises

This exhibit, entitled “Premises”, is and shall constitute Exhibit A to that certain Industrial Lease dated February 22, 2007 (the “Lease”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”) and Sigma Designs, Inc., a California corporation (“Tenant”) for the leasing of certain premises commonly known as 1778 McCarthy Boulevard, Milpitas, California (the “Premises”).

The Premises consist of the rentable square footage of space specified in the Basic Lease Information and has the address specified in the Basic Lease Information. The Premises are a part of and are contained in the Building specified in the Basic Lease Information. If set forth below (or attached), the cross-hatched area depicts the Premises within the Industrial Center:

Exhibit A, Page 1

Exhibit B

Commencement Date Certificate

Landlord:	AMB Property, L.P., a Delaware limited partnership

Tenant:	Sigma Designs, Inc., a California corporation

Lease Date:	February 22, 2007

Premises:	1778 McCarthy Boulevard, Milpitas, California

The Commencement Date of the Lease is                     ,             .

The Expiration Date of the Lease is                     ,             .

LANDLORD:		TENANT:

AMB Property, L.P.,		SIGMA DESIGNS, INC.,
a Delaware limited partnership		a California corporation

By:	AMB Property Corporation,	By:
	a Maryland corporation,	Its:
	its general partner	Date:

	By:	By:
	John L. Rossi	Its:
	Its: Senior Vice President	Date:

Telephone:	(415) 394-9000	Telephone:

Facsimile:	(415) 394-0903	Facsimile:

Executed at:	Pier 1, Bay 1	Executed at:
San Francisco, CA 94111

Date:

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.

Exhibit B, Page 1

Exhibit C

Tenant Move-in and Lease Renewal Environmental Questionnaire

for Commercial and Industrial Properties

Property Name:

Premises Address: 1778 McCarthy Boulevard, Milpitas, California

Exhibit C to the Lease Dated February 22, 2007

Between

AMB Property, L.P., a Delaware limited partnership (“Landlord”)

and

Sigma Designs, Inc., a California corporation (“Tenant”)

Instructions: The following questionnaire is to be completed by the Tenant Representative with knowledge of the planned/existing operations for the specified building/location. A copy of the completed form must be attached to all new leases and renewals, and forwarded to the Owner’s Risk Management Department. Please print clearly and attach additional sheets as necessary.

1.0 Process Information

Describe planned use (new Lease) or existing operations (lease renewal), and include brief description of manufacturing processes employed.

R&D facility with limited repair work of printing-circuit-board in the lab environment.

2.0 Hazardous Materials

Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the property? Yes No X

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

☐ Explosives	☐ Fuels	☐ Oils
☐ Solvents	☐ Oxidizers	☐ Organics/Inorganics
☐ Acids	☐ Bases	☐ Pesticides
☐ Gases	☐ PCBs	☐ Radioactive Materials
☐ Other (please specify)

2.2	If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

N/A

2.3	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3.0 Hazardous Wastes

Are hazardous wastes generated?                                                                                                              Yes      No  X

If yes, continue with the next question. If not, skip this section and go to Section 4.0.

Exhibit C, Page 1

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the property?

☐ Hazardous wastes	☐ Industrial Wastewater
☐ Waste oils	☐ PCBs
☐ Air emissions	☐ Sludges
☐ Regulated Wastes	☐ Other (please specify)

3.2	List and quantify the materials identified in Question 3-1 of this section. Attach separate pages as necessary.

Waste Generated	RCRA listed Waste?	Source	Approximate Monthly Quantity	Waste Characterization	Disposition

3.3	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary.

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3.4	Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? Yes No X

If so, please describe.

N/A

4.0 USTS/ASTS

4.1	Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)? Yes No X

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection / spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc)	Associated Leak Detection / Spill Prevention Measures*

* Note: The following are examples of leak detection / spill prevention measures:

Integrity testing	Inventory reconciliation	Leak detection system
Overfill spill protection	Secondary containment	Cathodic protection

4.2	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4.3	Is the UST/AST registered and permitted with the appropriate regulatory agencies? Yes No

If so, please attach a copy of the required permits.

Exhibit C, Page 2

4.4	If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

4.5	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the property? Yes No

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4.6	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes? Yes No

For new tenants, are installations of this type required for the planned operations?                                Yes       No

If yes to either question, please describe.

5.0 Asbestos Containing Building Materials

Please be advised that this property participates in an Asbestos Operations and Maintenance Program, and that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.0 Regulatory

6.1	For Lease Renewals, are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging noncompliance with regulations? Yes No

If so, please describe.

N/A

6.2	For lease renewals, are there any past, current, or pending lawsuits or administrative proceedings for alleged environmental damages involving the property, you, or any owner or tenant of the property? Yes No

If so, please describe.

N/A

6.3	Does the operation have or require a National Pollutant Discharge Elimination System (NPDES) or equivalent permit? Yes No X

If so, please attach a copy of this permit.

6.4	For Lease renewals, have there been any complaints from the surrounding community regarding facility operations? Yes No

Have there been any worker complaints or regulatory investigations regarding hazardous material exposure at the facility?                                                                                                                                                       Yes      No

If so, please describe status and any corrective actions taken. Please attach additional pages as necessary.

N/A

6.5	Has a Hazardous Materials Business Plan been developed for the site? Yes No X

If so, please attach a copy.

6.6	Are any environmental documentation, chemical inventory, or management plan required by the local Fire Department or Health Department? Yes No X

If so, please attach a copy.

Exhibit C, Page 3

Certification

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that the Owner will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:	/s/ Michael H. Lin

Name:	MICHAEL H. LIN

Title:	Director of Operations

Date:	2/16/2007

Telephone:	408-957-9879

Please forward the completed questionnaire to:

Mr. Steve Campbell
AMB Property, L.P.
Pier 1, Bay 1
San Francisco, CA 94111

Exhibit C, Page 4

Exhibit D

Move Out Standards

This “Move Out Standards” (Exhibit D) is dated February 22, 2007, for reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and [Sigma Designs, Inc., a California corporation (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1778 McCarthy Boulevard, Milpitas, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

At the expiration or earlier termination of this Lease, and in addition to any other provisions of the Lease regarding surrender of the Premises, Tenant shall surrender the Premises in the same condition as they were upon delivery of possession thereto under the Lease, reasonable wear and tear excepted, and shall deliver all keys to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures and such alterations or additions to the Premises made and paid for by Tenant as may be specified for removal by Landlord under the Lease. If Tenant fails to remove its personal property, fixtures or alterations or additions upon the expiration or earlier termination of the Lease, the same shall be deemed abandoned and shall become the property of Landlord. Tenant shall be liable to Landlord for all costs and damages incurred by Landlord in removing, storing or selling such property, fixtures, alterations or additions and in restoring the Premises to the condition required pursuant to the Lease.

Notwithstanding anything to the contrary in the Lease, Tenant shall surrender the Premises, at the time of the expiration or earlier termination of the Lease, in a condition that shall include, but is not limited to, the following, reasonable wear and tear excepted, and with the understanding that Tenant shall not be required to place any part of the Premises in a better condition from that in which they were received:

1.	Lights:	Office and warehouse lights will be fully operational with all bulbs functioning.

2.	Dock Levelers & Roll-Up Doors:	Should be in good working condition.

3.	Dock Seals:	Free of tears and broken backboards caused by any Tenant Entities repaired.

4.	Warehouse Floor:	Free of stains and swept with no racking bolts and other protrusions caused by any Tenant Entities left in the floor. Cracks should be repaired with an epoxy or polymer.

5.	Tenant-Installed Equipment & Wiring:	Removed and space returned to original condition when originally leased. (Remove air lines, junction boxes, conduit, etc.)

6.	Walls:	Sheetrock (drywall) damage caused by any Tenant Entities should be patched and fire-taped so that there are no holes in either office or warehouse.

7.	Roof:	Any tenant-installed equipment must be removed and roof penetrations properly repaired by licensed roofing contractor. Active leaks caused by any Tenant Entities must be fixed and latest and reasonable landlord maintenance and repairs recommendation must have been followed.

8.	Signs:	All exterior signs installed by Tenant must be removed and holes patched and paint touched up as necessary. All window signs should likewise be removed.

9.	Heating & Air Conditioning System:	A written report from a licensed HVAC contractor within the last three months stating that all evaporative coolers and HVAC systems are operational and in good and safe operating condition.

10.	Overall Cleanliness:	Clean windows, sanitize bathroom(s), vacuum carpet and remove any and all debris from office and warehouse. Remove all pallets and debris from exterior of Premises.

11.	Upon Completion:	Contact Landlord’s property manager to coordinate date of turning off power, turning in keys, and obtain final Landlord inspection of Premises which, in turn, will facilitate refund of security deposit.

Exhibit D, Page 1

Exhibit E

Rules & Regulations

This Exhibit (Exhibit E) is dated February 22, 2007, for reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Sigma Designs, Inc., a California corporation (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning certain premises more commonly known as 1778 McCarthy Boulevard, Milpitas, California (the “Premises”). The terms, conditions and provisions of this Exhibit E are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. No advertisement, picture or sign of any sort shall be displayed on or outside the Premises or the Building without the prior written consent of Landlord. Landlord shall have the right to remove any such unapproved item without notice and at Tenant’s expense.

2. Tenant shall not regularly park motor vehicles in designated parking areas after the conclusion of normal daily business activity.

3. Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without the prior written consent of Landlord.

4. All window coverings installed by Tenant and visible from the outside of the Building require the prior written approval of Landlord.

5. Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance or any flammable or combustible materials on or around the Premises, the Building or the Park.

6. Tenant shall not alter any lock or install any new locks or bolts on any door at the Premises without the prior consent of Landlord.

7. Tenant agrees not to make any duplicate keys without the prior consent of Landlord.

8. Tenant shall park motor vehicles in those general parking areas as designated by Landlord except for loading and unloading. During those periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow within the Park and loading and unloading areas of other Tenants.

9. Tenant shall not disturb, solicit or canvas any occupant of the Building or Park and shall cooperate to prevent same.

10. No person shall go on the roof without Landlord’s permission.

11. Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building, to such a degree as to be objectionable to Landlord, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.

12. All goods, including material used to store goods, delivered to the Premises of Tenant shall be immediately moved into the Premises and shall not be left in parking or receiving areas overnight.

13. Tractor trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the asphalt paving surfaces. No long term parking or storing of such trailers will be permitted in the auto parking areas of the Park or on streets adjacent thereto.

14. Forklifts which operate on asphalt paving areas shall not have solid rubber tires and shall only use tires that do not damage the asphalt.

15. Tenant is responsible for the storage and removal of all trash and refuse. All such trash and refuse shall be contained in suitable receptacles stored behind screened enclosures at locations approved by Landlord.

16. Tenant shall not store or permit the storage or placement of goods, or merchandise or pallets or equipment of any sort outside of the Premises nor in or around the Building, the Park or any of the Common Areas of the foregoing. No displays or sales of merchandise shall be allowed in the parking lots or other Common Areas.

17. Tenant shall not permit any animals (excluding seeing-eye dogs and other service animals), including, but not limited to, any household pets, to be brought or kept in or about the Premises, the Building, the Park or any of the Common Areas of the foregoing.

18. Tenant shall not permit any motor vehicles to be washed on any portion of the Premises or in the Common Areas of the Park, nor shall Tenant permit mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or in the Common Areas of the Park.

Exhibit E, Page 1

Exhibit F

Tenant Improvements

This Exhibit (Exhibit F) is dated February 22, 2007, for reference purposes only and is made between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Sigma Designs, Inc., a California corporation (“Tenant”), to be a part of that certain Industrial Lease (the “Lease”) concerning premises more commonly known as 1778 McCarthy Boulevard, Milpitas, California (the “Premises”). Landlord and Tenant agree that the Lease is hereby modified and supplemented as follows:

1. Tenant To Construct Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of the Tenant Improvements to the Premises in accordance with the terms and conditions of this Exhibit F. “Tenant Improvements” as used in the Lease shall include only (a) those interior improvements to be made to the Premises as specified in the Construction Documents (defined below) and agreed to by Tenant and Landlord in accordance with the provisions hereof, including cubicles, which shall remain the property of Landlord following expiration or earlier termination of this Lease, and (b) any fire protection improvements or equipment that Tenant may elect or be required to install, including without limitation, racking sprinklers, hose racks, reels, smoke vents, smoke curtains, fire sprinkler pipe uplift bracket, seismic upgrade of fire sprinkler main, removal of fire hose cabinets and five (5) year certification of the main riser, and draft curtains. “Tenant Improvements” shall specifically not include any of Tenant’s trade fixtures, racking (except as expressly set forth above), security equipment, equipment, furniture, furnishings, telephone and/or data equipment, telephone and/or data lines or other personal property such as cabling for phones, power poles or electricity to the cubes.

2. Tenant Improvement Plans.

A. Preliminary Plans and Specifications. Promptly after execution of the Lease, Tenant shall retain a licensed and insured architect (“Architect”) to prepare preliminary working architectural and engineering plans and specifications (“Preliminary Plans and Specifications”) for the Tenant Improvements. Tenant shall deliver the Preliminary Plans and Specifications to Landlord. The Preliminary Plans and Specifications shall be in sufficient detail to show, if and to the extent necessary, locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, lighting fixtures and related power, and electrical and telephone switches. Landlord shall reasonably approve or disapprove the Preliminary Plans and Specifications within five (5) days after Landlord receives the Preliminary Plans and Specifications and, if disapproved, Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval and return the Preliminary Plans and Specifications to Tenant, who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves the Preliminary Plans and Specifications. If Landlord fails to notify Tenant that it disapproves of the initial Preliminary Plans and Specifications within five (5) days (or, in the case of resubmitted Preliminary Plans and Specifications, within three (3) days) after the submission thereof, then Landlord shall be deemed to have disapproved the Preliminary Plans and Specifications in question. The approved Preliminary Plans and Specifications, as modified, shall be deemed the “Final Preliminary Plans and Specifications”.

B. Final Plans and Specifications. After the Final Preliminary Plans and Specifications are approved by Landlord and are deemed to be the Final Preliminary Plans and Specifications, Tenant shall cause the Architect to prepare in twenty (20) days following Landlord’s approval of the Final Preliminary Plans and Specifications the final working architectural and engineering plans, specifications and drawings, (“Final Plans and Specifications”) for the Tenant Improvements. Tenant shall then deliver the Final Plans and Specifications to Landlord. Landlord shall reasonably approve or disapprove the Final Plans and Specifications within five (5) days after Landlord receives the Final Plans and Specifications and, if disapproved, Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval and return the Final Plans and Specifications to Tenant who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves, in writing, the Final Plans and Specifications. If Landlord fails to notify Tenant that it disapproves of the initial Final Plans and Specifications within five (5) days (or, in the case of resubmitted Final Plans and Specifications, within three (3) days) after the submission thereof, then Landlord shall be deemed to have disapproved the Final Plans and Specifications in question. The approved Final Plans and Specifications, as modified, shall be deemed the “Construction Documents”.

C. Miscellaneous. All deliveries of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, Landlord’s interest in doing so is to protect the Premises, the Building and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, or the compliance thereof with applicable laws, and Landlord shall incur no liability of any kind by reason of granting such approvals. Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the Tenant Improvements and the Construction Documents are adequate to fully meet the needs and requirements of Tenant’s intended operations of its business within the Premises and Tenant’s use of the Premises.

D. Building Standard Work. The Construction Documents shall provide that the Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord’s building standard materials, quantities and procedures then in use by Landlord (“Building Standards”) attached hereto as Exhibit F-2.

Exhibit F, Page 1

E. Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Tenant Improvements specifying that Landlord shall be a third party beneficiary of all indemnities and warranties made by the Architect and/or Contractor.

3. Permits. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall obtain all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall undertake all steps necessary to require that the construction of the Tenant Improvements is accomplished in strict compliance with all statutes, laws, ordinances, codes, rules, and regulations applicable to the construction of the Tenant Improvements and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises and/or the Building.

4. Construction.

A. Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord’s obligation to contribute the Tenant Improvement Allowance in accordance with the provisions of Paragraph 5 below. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed.

B. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall employ a licensed, insured and bonded general contractor (“Contractor”) to construct the Tenant Improvements in accordance with the Construction Documents. The construction contracts between Tenant and the Contractor and between the Contractor and subcontractors shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit F-1, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit F-1.

C. Prior to the commencement of the construction and installation of the Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:

(i) An estimated budget and cost breakdown for the Tenant Improvements.

(ii) Estimated completion schedule for the Tenant Improvements.

(iii) Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements; provided, however, if prior to commencement of the construction and installation of Tenant Improvements Tenant has not received the electrical, plumbing or mechanical permits, Tenant shall only be required to provide Landlord with evidence that Tenant has made application therefor, and, upon receipt by Tenant of such permits, Tenant shall promptly provide Landlord with copies thereof.

(iv) Evidence of Tenant’s procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.

D. Landlord shall at all reasonable times have a right to inspect the Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately, upon written notice from Landlord if the Tenant Improvements are not in compliance with the Construction Documents approved by Landlord, cause such work to be corrected. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.

E. Subject to Landlord complying with its obligations in Paragraph 5 below, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

F. Tenant acknowledges and agrees that the agreements and covenants of Tenant in Sections 6, 7, and 8 of the Lease shall be fully applicable to Tenant’s construction of the Tenant Improvements.

G. Tenant shall maintain, and cause to be maintained, during the construction of the Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in Exhibit F-1 and in Section 8 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials.

Exhibit F, Page 2

H. No materials, equipment or fixtures shall be delivered to or installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

I. Landlord reserves the right to establish reasonable rules and regulations during the course of construction of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, and clean-up of construction related debris.

J. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:

(i) Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the City of Milpitas.

(ii) A Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.

(iii) A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

(iv) Final and unconditional mechanic’s lien waivers from all contractors and suppliers performing or supplying in excess of $5,000 worth of work or materials for the Tenant Improvements.

(v) A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the County of Santa Clara, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.

(vi) A true and complete copy of all as-built plans and drawings for the Tenant Improvements.

5. Tenant Improvement Allowance.

A. Subject to Tenant’s compliance with the provisions of this Exhibit F, Landlord shall provide to Tenant an allowance in the amount of Six Hundred Fifty Six Thousand Four Hundred Forty and 00/100 dollars and ($656,440.00) (the “Tenant Improvement Allowance”) to construct and install only the Tenant Improvements. The Tenant Improvement Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Tenant Improvements and for no other purpose. Except as otherwise expressly provided herein, Landlord shall have no obligation to contribute the Tenant Improvement Allowance unless and until the Construction Documents have been approved by Landlord and Tenant has complied with all requirements set forth in Paragraph 4.C. of this Exhibit F. In addition to the foregoing, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a progress payment request pursuant to the terms and conditions of Section 5.B. below prior to that date which is twelve (12) months after the Commencement Date. The costs to be paid out of the Tenant Improvement Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Tenant Improvements (the “Tenant Improvement Costs”), including all of the following:

(i) All costs of the Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:

(ii) All costs of obtaining building permits and other necessary authorizations from local governmental authorities;

(iii) All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Tenant Improvements; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;

(v) All fees payable to the Architect and any engineer if they are required to redesign any portion of the Tenant Improvements following Tenant’s and Landlord’s approval of the Construction Documents;

(vi) Utility connection fees;

(vii) Inspection fees and filing fees payable to local governmental authorities, if any;

(viii) All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation; and,

(ix) A construction management fee payable to Landlord in the amount of three percent (3%) of the aggregate of the Tenant Improvement Costs (the “CM Fee”); provided, in the event the General Contractor is

Exhibit F, Page 3

Orchard Construction Company, no CM Fee shall be payable to Landlord.

The Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs, and the disbursement of the Tenant Improvement Allowance is subject to the terms contained herein below.

B. Except for payment of the CM Fee, and subject to Section 5.A. above, Landlord will make payments to Tenant from the Tenant Improvement Allowance to reimburse Tenant for Tenant Improvement Costs paid or incurred by Tenant. Payment of the CM Fee shall be the first payment from the Tenant Improvement Allowance and shall be made by means of a deduction or credit against the Tenant Improvement Allowance. All other payments of the Tenant Improvement Allowance shall be by progress payments not more frequently than once per month and only after satisfaction of the following conditions precedent: (a) receipt by Landlord of conditional mechanics’ lien releases for the work completed and to be paid by said progress payment, conditioned only on the payment of the sums set forth in the mechanics’ lien release, executed by the Contractor and all subcontractors, labor suppliers and materialmen performing or supplying in excess of $5,000 worth of work or materials; (b) receipt by Landlord of unconditional mechanics’ lien releases from the Contractor and all subcontractors, labor suppliers and materialmen performing or supplying in excess of $5,000 worth of work or materials for all work other than that being paid by the current progress payment previously completed by the Contractor, subcontractors, labor suppliers and materialmen and for which Tenant has received funds from the Tenant Improvement Allowance to pay for such work; (c) receipt by Landlord of any and all documentation reasonably required by Landlord detailing the work that has been completed and the materials and supplies used as of the date of Tenant’s request for the progress payment, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used; and (d) completion by Landlord or Landlord’s agents of any inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord, which Landlord shall timely perform. Except for the CM Fee payment (credit), Tenant Improvement Allowance progress payments shall be paid to Tenant within fourteen (14) days from the satisfaction of the conditions set forth in the immediately preceding sentence. The preceding notwithstanding, all Tenant Improvement Costs paid or incurred by Tenant prior to Landlord’s approval of the Construction Documents in connection with the design and planning of the Tenant Improvements by Architect shall be paid from the Tenant Improvement Allowance, without any retention, within fourteen (14) days following Landlord’s receipt of invoices, bills or statements from Architect evidencing such costs. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to withhold and retain five percent (5%) of the Tenant Improvement Allowance or of any Tenant Improvement Allowance progress payment until the lien-free expiration of the time for filing of any mechanics’ liens claimed or which might be filed on account of any work ordered by Tenant or the Contractor or any subcontractor in connection with the construction and installation of the Tenant Improvements.

C. Landlord shall not be obligated to pay any Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention if on the date Tenant is entitled to receive the Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention Tenant is in Default of this Lease beyond applicable notice and cure periods. Such payments shall resume upon Tenant curing any such default within the time periods which may be provided for in the Lease.

D. Should the total cost of constructing the Tenant Improvements be less than the Tenant Improvement Allowance, the Tenant Improvement Allowance shall be automatically reduced to the amount equal to said actual cost.

E. The term “Excess Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of the amount by which the actual Tenant Improvement Costs exceed the Tenant Improvement Allowance. Tenant shall promptly pay any and all Excess Tenant Improvement Costs.

6. Termination. If the Lease is terminated prior to the date on which the Tenant Improvements are completed, for any reason due to the Default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. Notwithstanding the provisions of Section 7 of the Lease, upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove the Tenant Improvements it being the intention of the parties that the Tenant Improvements are to be considered incorporated into the Building.

7. Lease Provisions; Conflict. The terms and provisions of the Lease, insofar as they are applicable, in whole or in part, to this Exhibit F, are hereby incorporated herein by reference, and specifically including all of the provisions of Section 16 of the Lease. In the event of any conflict between the terms of the Lease and this Exhibit F, the terms of this Exhibit F shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease.

Exhibit F, Page 4

Exhibit F-1

Construction Insurance Requirements

Before commencing work, the Contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.

A. Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.

B. Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and
Personal Injury Liability	$2,000,000/each occurrence
$3,000,000/aggregate

* Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.

Coverage should include protection for Explosion, Collapse and Underground Damage.

C. Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property	$1,000,000/each occurrence
Damage Liability	$2,000,000/aggregate

This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.

D. Umbrella Liability Insurance in a minimum amount of five million dollars ($5,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.

E. Equipment and Installation coverages in the broadest form available covering Contractor’s tools and equipment and material not accepted by Tenant. Tenant will provide Builders Risk Insurance on all accepted and installed materials.

All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Tenant and Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California, (2) provide that no cancellation, non-renewal or material modification shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than $15,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Tenant and Landlord, and its partners and lenders, and (5) comply with the requirements of the Lease to the extent such requirements are applicable.

Exhibit F-1, Page 1

Exhibit F-2

Building Standards

Outline Specification for

New Office Build-Out in R&D Buildings

OFFICE AREA

Demising Partition and Corridor Walls:

Note: One hr. rated walls where required based on occupancy group.

A.	6” 20-gage metal studs at 24” O.C. (or as required by code based on roof height) framed full height from finish floor to surface above.

B.	One (1) layer 5/8” drywall Type “X” both sides of wall, fire taped only.

Interior Partitions:

A.	3- 5/8” 25-gage metal studs at 24” O.C. to bottom of T-Bar ceiling grid approximately 9’ 0” high.

B.	One (1) layer 5/8” drywall both sides of wall, smooth ready for paint.

C.	3- 5/8” metal studs including all lateral bracing as required by code.

Perimeter Drywall (At Office Areas):

A.	3- 5/8” metal studs @ 24” O.C. to 12’ 0” above finished floor. (or as required by Title-24 for full height envelope then use demising wall spec.)

B.	One (1) layer 5/8” Type “X” drywall taped smooth and ready for paint.

Column Furring:

A.	Furring channel all sides of 2- 1/2” metal studs per details.

B.	One (1) layer 5/8” drywall taped smooth and ready for paint.

C.	Columns within walls shall be furred-out.

Acoustical Ceilings:

Note: Gyp. Bd. ceiling at all restrooms Typ.

A.	2’ x 4’ standard white T-Bar grid system as manufactured by Chicago Metallic of equal.

B.	2’ x 4’ x 5/8” white, no-directional acoustical tile to be regular second look as manufactured by Armstrong or equal.

Painting:

A.	Sheetrock walls within office to receive two (2) coats of interior latex paint as manufactured by Kelly Moore or equal. Some portions of second coat to be single accent color.

B.	Semi-gloss paint all restrooms and lunch rooms.

Window Covering:

A.	1” aluminum mini-blinds as manufactured by Levelor, Bali or equal, color to be selected by Legacy Partners Commercial, Inc. (brushed aluminum or white).

B.	Blinds to be sized to fit window module.

VCT:

A.	VCT to be 1/8” x 12” x 12” as manufactured by Armstrong -Excelon Series or equal.

B.	Slabs shall be water proofed per manufacturer recommendations, at sheet vinyl or VCT areas.

Light Fixtures:

A.	2” x 4” T-bar lay in 3-tube energy efficient fixture with cool white fluorescent tubes with parabolic lens as manufactured by Lithonia or equal. (Approximately 50 F.C.)

Light Switches:

A.	Switching as required by Title 24.

B.	Switch assembly to be Levinton or equal, color - White

Electrical Outlet:

A.	110V duplex outlet in demising or interior partitions only, as manufactured by Leviton or equal, color to be White.

Addendum 1

Inducement Recapture

This Inducement Recapture Addendum is a part of the Industrial Lease dated February 22, 2007, by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”) and Sigma Designs, Inc., a California corporation (“Tenant”) for the premises commonly known as 1778 McCarthy Boulevard, Milpitas, California.

Any agreement by Landlord for possession of the Premises without the payment or reduced payment of rent or other charges or for the giving or paying by Landlord to or for Tenant of any cash or other bonus, inducement, or consideration for Tenant’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions,” are conditioned upon Tenant’s full and faithful performance of all of the terms, covenants, and conditions of this Lease to be performed or observed by Tenant during the term of this Lease. If this Lease is terminated due to a Default by Tenant, any rent, other charge, bonus, inducement, or consideration abated, given, or paid by Landlord under such an Inducement Provision shall be immediately due and payable by Tenant to Landlord and recoverable by Landlord as additional rent due under this Lease.

Addendum 1, Page 1

Addendum 2

Option to Extend

This Addendum (the “Addendum”) is incorporated as a part of that certain Industrial Lease dated February 22, 2007 (the “Lease”), by and between AMB Property, L.P., a Delaware limited partnership (“Landlord”), and Sigma Designs, Inc., a California corporation (“Tenant”), for the leasing of those certain premises commonly known as 1778 McCarthy Boulevard, Milpitas, California, as more particularly described in Exhibit A to the Lease (the “Premises”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease.

1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an Option (“Option”) to extend the initial term of the Lease for three (3) years (the “Extended Term”).

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Option (the “Option Notice”). If Landlord does not receive the Option Notice from Tenant on a date which is neither more than twelve (12) months nor less than ten (10) months prior to the end of the initial term of the Lease, all rights under this Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the initial term of the Lease shall be extended for the Extended Term.

3. Establishing the Initial Monthly Base Rent for the Extended Term. The initial monthly Base Rent for the Extended Term shall be equal to the then Fair Market Rental Rate, as hereinafter defined. As used herein, the “Fair Market Rental Rate” payable by Tenant for the Extended Term shall mean the Base Rent for comparable space at which non-equity tenants, as of the commencement of the lease term for the Extended Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable first-class buildings in the vicinity of the Building, taking into consideration the condition and value of existing tenant improvements in the Premises, the credit-worthiness of the tenant, the duration of the term, any rental or other concessions granted, whether a broker’s commission or finder’s fee will be paid, and the payment or non-payment of a tenant improvement allowance. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extended Term.

If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Extended Term within ten (10) days of receipt by Landlord of the Option Notice for the Extended Term, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least five (5) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the Extended Term. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the Extended Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Extended Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half ( 1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the Extended Term. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Landlord and Tenant.

In no event shall the monthly Base Rent for any period of the Extended Term be less than the highest monthly Base Rent charged during the initial term of the Lease. Upon determination of the initial monthly Base Rent for the Extended Term in accordance with the terms outlined above, Landlord and Tenant shall immediately execute an amendment to this Lease. Such amendment shall set forth among other things, the initial monthly Base Rent for the Extended Term and the actual commencement date and expiration date of the Extended Term. Tenant shall have no other right to extend the term of the Lease under this Addendum unless Landlord and Tenant otherwise agree in writing.

4. Condition of Premises and Brokerage Commissions for the Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein: (1) Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises; and (2) each Party hereby agrees that it will be solely responsible for any and all brokerage commissions and finder’s fees payable to any broker now or hereafter procured or hired by such Party or who otherwise claims a commission through such Party (“Broker”) in connection with the Option. Each Party hereby further agrees that the other Party shall in no event or circumstance be responsible for the payment of any such commissions and fees to the other party’s Broker, and each Party shall indemnify, defend and hold the other Party

Addendum 2, Page 1

free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs.

5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant (and any Affiliate) and may not be assigned to any other party, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant is in Default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) except with respect to an Affiliate, Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased more than ten percent (10%) of the Premises; and/or (3) there has occurred a material and adverse change in Tenant’s financial condition from the Commencement Date to the date the Option Notice is delivered to Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period described in this Addendum.

Addendum 2, Page 2